UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☑	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

rue21, inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 8, 2012

Dear Stockholder:

On behalf of rue21, inc., it is my pleasure to invite you to the 2012 Annual Meeting of Stockholders of rue21, inc., to be held at our corporate headquarters, 800 Commonwealth Drive, Warrendale, Pennsylvania 15086, on June 8, 2012 at 10:00 a.m. EST. At the meeting, the holders of our common stock (as of the record date of April 10, 2012) will be asked to act on the matters described more fully in the accompanying proxy statement.

Your vote is very important to us. To assure your representation at the meeting, we’d like you to cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, as promptly as possible. If you prefer, you may also request a paper proxy card to submit your vote by mail.

We appreciate your continued support and look forward to seeing you at our annual meeting.

By Order of the Board of Directors,

Robert Fisch
President, Chief Executive Officer and Chairman of the Board

April 27, 2012

Warrendale, Pennsylvania

800 Commonwealth Drive

Warrendale, Pennsylvania 15086

PROXY STATEMENT

Annual Meeting to be held June 8, 2012

The 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of rue21, inc., a Delaware corporation (“rue21” or the “Company”), will be held on June 8, 2012, at 10:00 a.m. EST, at rue21’s corporate headquarters located at 800 Commonwealth Drive, Warrendale, Pennsylvania 15086. The purpose of the Annual Meeting is to consider and act on the following matters:

1. The election of John Megrue and Macon Brock, Class III Directors, each to hold office for a three year term expiring at the annual meeting in 2015 or until their respective successor is elected and qualified;

2. An advisory vote to approve named executive officer compensation;

3. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2013 (Fiscal Year 2012); and

4. Any other matters that properly come before the meeting.

Our Board of Directors (the “Board”) has fixed the close of business on April 10, 2012 as the record date (the “Record Date”) for determining the stockholders entitled to vote at the Annual Meeting. Only stockholders of record as of the Record Date are entitled to notice of, to attend and to vote at the Annual Meeting.

rue21 is requesting that you exercise your right to vote (either in person or by proxy) on the issues to be addressed at the Annual Meeting. As is the practice of many other companies, the Company is now providing internet access to its proxy materials through a “notice and access” process in accordance with rules adopted by the Securities and Exchange Commission (the “SEC”). Providing access to our proxy materials online will enable us to reduce some of the costs associated with printing and postage and, more importantly, will substantially reduce the use of paper, which will benefit our environment.

The Notice of Internet Availability of Proxy Materials (the “Notice”) will instruct you as to how you may access and review the Company’s proxy materials online and also as to how you may vote your shares online. If you received the Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. We anticipate that the Notice is first being sent to stockholders on or about April 27, 2012. The proxy statement and the form of proxy relating to the Annual Meeting are first being made available to stockholders online on or about April 27, 2012. In accordance with SEC rules, the website, http://www.rue21inc.com/annual-proxy.cfm, provides complete anonymity for stockholders accessing the website.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, you are urged to exercise your right to vote before our Annual Meeting pursuant to the instructions provided in the Notice.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF JOHN MEGRUE AND MACON BROCK AS CLASS III DIRECTORS (PROPOSAL NO. 1) AND A VOTE “FOR” PROPOSAL NOS. 2 AND 3.

ABOUT THE ANNUAL MEETING

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 10, 2012, the Record Date, are entitled to receive notice of and to attend and vote at the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting or at any postponements or adjournments of the Annual Meeting.

What are the voting rights of the holders of rue21’s common stock?

Holders of our common stock are entitled to one (1) vote for each share held of record as of the Record Date on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights.

Who can attend the meeting?

Subject to space availability, all common stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. EST. If you wish to attend the Annual Meeting in person, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the meeting.

What constitutes a quorum and how will votes be counted?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of capital stock entitled to vote at the Annual Meeting will constitute a quorum for purposes of the Annual Meeting, thereby permitting the Company to conduct its business at the Annual Meeting. As of the Record Date, 24,488,792 shares of common stock were issued and outstanding.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of establishing a quorum. A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Brokers are not permitted to vote on your behalf with respect to “non-routine” matters, including the proposal to elect Messrs. Megrue and Brock as Class III Directors and the advisory approval of named executive officer compensation, if you do not provide voting instructions on such matter, but will be permitted to vote on your behalf with respect to the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for Fiscal Year 2012 even if you do not provide instructions on such matter.

In tabulating the voting results, abstentions generally have the effect of a negative vote. Broker non-votes have no effect on the voting results since, by definition, they are not entitled to be cast on a matter. With regard to the election of directors, since directors are elected by a plurality, abstentions and broker non-votes will have no effect.

How do I vote?

As set forth in the Notice being mailed to all stockholders, you may cast your vote online at www.proxyvote.com/rue. If you wish to vote by mail, the Notice also provides three ways in which you may request a paper copy of the proxy statement and accompanying proxy card online at www.proxyvote.com/rue, by telephone at (888) 313-0164, or by email to shrrelations@bnymellon.com. If you vote online or you request, receive, complete and return the paper proxy card to the Company, your shares will be voted as you direct. Further, if you are a registered stockholder and attend the Annual Meeting, you may deliver your completed proxy card in person. If you hold your shares in “street name” through a bank, broker or other nominee, you must follow the instructions included in the Notice provided by your broker.

Can I change or revoke my vote after I vote?

Yes. If you are an owner of record as of the close of business on the Record Date, you may revoke your proxy by:

•

sending a written notice to rue21, inc., at 800 Commonwealth Drive, Warrendale, Pennsylvania 15086, attention: Secretary, bearing a date later than the date of the proxy that is received prior to the Annual Meeting, and stating that you revoke your proxy;

•	submitting your voting instructions again by telephone or over the internet prior to the Annual Meeting;

•	signing another valid proxy card bearing a later date and mailing it so that it is received by the Company prior to the Annual Meeting; or

•	attending the Annual Meeting and voting your shares in person.

If you hold your shares through a bank, broker or other nominee, you must follow the instructions included in the voting instruction card provided by your bank, broker or nominee, as applicable, or contact your bank, broker or other nominee in order to revoke your previously delivered proxy.

What are the Board’s recommendations?

Unless you give specific instructions as to how you would like your shares voted, the persons named as proxies, Robert N. Fisch, Keith A. McDonough, and Stacy B. Siegal, will vote your shares in accordance with the recommendations of the Board provided that you have submitted a properly executed proxy. A description of each item to be considered at the Annual Meeting and the Board’s recommendation with respect to each item are set forth in this proxy statement. In summary, the Board:

•	Recommends a vote FOR the election of Messrs. Brock and Megrue as Class III Directors (See Proposal No. 1);

•	Recommends a vote FOR the compensation paid to our named executive officers (See Proposal No. 2); and

•	Recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for Fiscal Year 2012 (See Proposal No. 3).

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Class III Directors (Proposal No. 1).    A plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors is required for the election of each of Messrs. Megrue and Brock as Class III Directors.

Advisory Approval of named executive officer compensation (Proposal No. 2).    The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this matter will be required for approval of this Proposal No. 2. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Approval of the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal Year 2012 (Proposal No. 3).    The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this matter will be required for approval.

Other Items.    For any other item, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter will be required for approval.

Who is paying for the costs of soliciting these proxies?

We are paying the cost of preparing, printing and mailing these proxy materials. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions.

STOCK OWNERSHIP

The following table and accompanying footnotes show information regarding the beneficial ownership of shares of our common stock as of April 10, 2012 for:

•	each person who is known by us to own beneficially more than 5% of our common stock (based on their public filings with the SEC as of April 10, 2012);

•	each director and nominee for director and each executive officer included in the Summary Compensation Table set forth in this proxy statement; and

•	all current members of our Board and our executive officers as a group.

Except as otherwise indicated, the address for each person listed below is c/o rue21, inc., 800 Commonwealth Drive, Warrendale, Pennsylvania 15086.

The percentages of beneficial ownership set forth below are based on 24,488,792 shares of our common stock issued and outstanding as of April 10, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class (%)
Funds advised by Apax Partners(2)	7,091,919	29.0%
601 Lexington Avenue, 53rd Floor New York, NY 10022
Wellington Management Company, LLP(3)	2,940,518	12.0%
280 Congress St. Boston, MA 02210
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	2,687,100	11.0%
Wasatch Advisors, Inc.(5)	2,498,416	10.2%
150 Social Hall Avenue, Suite 400 Salt Lake City, UT 84111

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class (%)
FMR LLC(6) 82 Devonshire Street Boston, MA 02109	1,619,786	6.6%
BlackRock, Inc.(7) 40 East 52nd Street New York, NY 10022	1,343,494	5.5%
Robert N. Fisch(8)	1,340,666	5.5%
Keith A. McDonough(9)	102,204	*
Kim A. Reynolds(10)	233,374	*
Michael A. Holland(11)	63,481	*
Mark K. J. Chrystal(12)	22,204	*
Arnold S. Barron(13)	6,250	*
Macon F. Brock(14)	12,015	*
Bruce L. Hartman(15)	14,167	*
Laura J. Sen	-0-	*
John F. Megrue, Jr.(16)	7,091,919	29.0%
Alex Pellegrini(17)	7,091,919	29.0%
All executive officers and directors as a group (14 persons)(18)	9,095,663	37.1%

*	Less than 1% of shares outstanding.

(1)

The shares of our common stock beneficially owned are reported on the basis of rules adopted by the SEC governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote, or direct the voting of, such security, or investment power, which includes the power to dispose of, or to direct the disposition of, such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of April 10, 2012 (or by June 9, 2012). Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock set forth opposite such beneficial owner’s name.

(2)

Includes 6,952,861.2 shares of common stock held by SKM Equity Fund II, L.P. and 139,057.8 shares of common stock held by SKM Investment Fund II. SKM Equity Fund II, L.P. and SKM Investment Fund II are funds advised by Apax Partners, L.P. (“Apax Partners”). Apax Partners may be deemed to be the beneficial owner of shares beneficially owned by SKM Equity Fund II, L.P. and SKM Investment Fund II, but disclaims such beneficial ownership pursuant to rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Megrue is the chief executive officer of Apax Partners in the United States and Mr. Pellegrini is a partner of Apax Partners, and each may be deemed to be the beneficial owners of shares owned by SKM Equity Fund II, L.P. and SKM Investment Fund II. Both Messrs. Megrue and Pellegrini disclaim beneficial ownership of any securities owned by SKM Equity Fund II, L.P. or SKM Investment Fund II.

(3)

The information provided for Wellington Management Company, LLP is based solely on a Schedule 13G filed by Wellington Management Company, LLP with the SEC on February 14, 2012, in which it reported that it has (i) sole voting power with respect to zero shares of our common stock; (ii) shared voting power with respect to 2,596,750 shares of our common stock; (iii) sole dispositive power with respect to zero shares of our common stock; and (iv) shared dispositive power with respect to 2,940,518 shares of our common stock.

(4)

The information provided for T. Rowe Price Associates, Inc. is based solely on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 13, 2012, in which it reported that it has (i) sole voting power with respect to 465,200 shares of our common stock; (ii) shared voting power with respect to zero shares of our common stock; (iii) sole dispositive power with respect to 2,687,100 shares of our common stock; and (iv) shared dispositive power with respect to zero shares of our common stock.

(5)

The information provided for Wasatch Advisors, Inc. is based solely on information furnished in the Schedule 13G/A filed by Wasatch Advisors, Inc. with the SEC on March 12, 2012 in which it was reported that Wasatch Advisors, Inc. holds (i) sole voting power with respect to 2,498,416 shares of our common stock; (ii) shared voting power with respect to zero shares of our common stock; (iii) sole dispositive power with respect to 2,498,416 shares of our common stock; and (iv) shared dispositive power with respect to zero shares of our common stock.

(6)

The information provided for FMR LLC is based solely on information furnished in the Schedule 13G filed by FMR LLC with the SEC on February 14, 2012, in which it reported that it had (i) sole voting power with respect to 163 shares of our common stock, through its subsidiary, (ii) shared voting power with respect to zero shares of our common stock; (iii) sole dispositive power with respect to 1,619,786 shares of our common stock; and (iv) shared dispositive power with respect to zero shares of our common stock.

(7)

The information for BlackRock, Inc. (“BlackRock”) is based solely on information furnished in the Schedule 13G filed by BlackRock with the SEC on February 8, 2012, as a parent holding company, in which it reported that it has (i) sole voting power with respect to 1,343,494 shares of our common stock, (ii) shared voting power with respect to zero shares of our common stock; (iii) sole dispositive power with respect to 1,343,494 shares of our common stock; and (iv) shared dispositive power with respect to zero shares of our common stock.

(8)	This number includes 252,643 shares issuable upon the exercise of options held by Mr. Fisch that are currently exercisable.

(9)

This number includes 96,574 shares issuable upon the exercise of options held by Mr. McDonough that are currently exercisable or exercisable within 60 days of the date of this table, as well as 2,500 restricted stock units vesting within 60 days of the date of this table.

(10)

This number includes 179,815 shares issuable upon the exercise of options held by Ms. Reynolds that are currently exercisable or exercisable within 60 days of the date of this table as well as 4,500 restricted stock units vesting within 60 days of the date of this table.

(11)

This number includes 44,370 shares issuable upon the exercise of options held by Mr. Holland that are currently exercisable or exercisable within 60 days of the date of this table, as well as 2,167 restricted stock units vesting within 60 days of the date of this table.

(12)

This number includes 19,704 shares issuable upon the exercise of options held by Mr. Chrystal that are currently exercisable or exercisable within 60 days of this table, as well as 2,500 restricted stock units vesting within 60 days of the date of this table.

(13)	This number includes 6,250 shares issuable upon the exercise of options held by Mr. Barron that are currently exercisable.

(14)	This number includes 6,250 shares issuable upon the exercise of options held by Mr. Brock that are currently exercisable.

(15)	This number includes 4,167 shares issuable upon the exercise of options held by Mr. Hartman that are currently exercisable.

(16)

Mr. Megrue is the chief executive officer of Apax Partners in the United States. Apax Partners advises SKM Equity Fund II, L.P. and SKM Investment Fund II, the direct beneficial owners of the securities. By virtue of this relationship, Mr. Megrue may be deemed to have an indirect beneficial interest in these shares. Mr. Megrue disclaims beneficial ownership of these shares.

(17)

Mr. Pellegrini is a partner of Apax Partners. Apax Partners advises SKM Equity Fund II, L.P. and SKM Investment Fund II, the direct beneficial owners of the securities. By virtue of this relationship, Mr. Pellegrini may be deemed to have an indirect beneficial interest in these shares. Mr. Pellegrini disclaims beneficial ownership of these shares.

(18)

This number includes the shares issuable upon the exercise of options held by the individuals named above as well an additional 92,867 shares of common stock held by executive officers of the Company not otherwise named in this table, 87,866 shares of common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of the date of this table by such executive officers, and 5,001 restricted stock units vesting within 60 days of the date of this table which are held by such executive officers.

Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course. Shares shown in the table for directors, director nominees and executive officers may be subject to this type of security interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company’s directors, executive officers and beneficial owners of more than 10% or more of our common stock are required under Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of the Company’s common stock with the SEC. Based upon a review of filings with the SEC and written representations received from our directors and executive officers that no other reports were required to be filed, we believe that these persons have complied during the Company’s fiscal year ended January 28, 2012 (“Fiscal Year 2011”) with the reporting requirements of Section 16(a) of the Exchange Act, with the exception of one Form 4 reporting the disposition of 4,000 shares by Mr. McDonough which was inadvertently filed late.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation provides for a classified Board of Directors with classes to be filled by election at each annual meeting and to be composed of as many directors as are designated from time to time by the Board of Directors. Currently there are seven directors divided into three classes designated Class I, Class II, and Class III. The term for Class III Directors expires at the Annual Meeting. The current term of office of our Class I Directors expires at the 2013 annual meeting, and the term for Class II Directors expires at the 2014 annual meeting. Upon recommendation by the Corporate Governance and Nominating Committee of the Board, the Board proposes that John Megrue and Macon Brock, currently Class III directors, be elected for new terms of three (3) years each until their successors have been duly elected and qualified. Messrs. Brock and Megrue have consented to serve if elected. If either Mr. Brock or Mr. Megrue becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Macon F. Brock, 70, a Class III Director, has served as a member of our Board since February 2010 and currently serves on our Compensation Committee. In addition to being a co-founder of Dollar Tree, Inc. (“Dollar Tree”), an operator of discount variety retail stores, Mr. Brock served as president of Dollar Tree from 1986 to 2001 and its chief executive officer from 1993 until 2003. Prior to his employment at Dollar Tree. Mr. Brock was a co-founder and the president of K&K Toys, Inc., a former retail toy chain.

Other Directorships:    Mr. Brock has also served as chairman of the board of directors of Dollar Tree since 2001, and as a director since 1986. He has also served on the board of directors of Lumber Liquidators, Inc., since November 2007, and serves on its compensation committee and nominating and corporate governance committee.

Qualifications:    Mr. Brock brings senior leadership and retail experience and expertise to our Board as a co-founder and the former president and chief executive officer of Dollar Tree. With more than 41 years of experience in the retail industry, he offers insight into the retail industry to our Board.

John F. Megrue, Jr., 53, a Class III Director, has served as a member of our Board since July 1998. Since November 2006, Mr. Megrue has served as chief executive officer of Apax Partners in the United States. From April 2005 to November 2006, he served as co-chief executive officer of Apax Partners in the United States. From May 1992 to April 2005, he served as a partner of Saunders Karp & Megrue, LLC, a private equity firm engaged in the acquisition and ownership of operating businesses.

Other Directorships:    Mr. Megrue has also served as a member of the board of directors of Bob’s Discount Furniture, L.L.C. since January 2005. He has also served as a member of the board of directors of MagnaCare Holdings, Inc. (“MagnaCare”) since December 2002. He served as a member of the board of directors of Tommy Hilfiger Corporation (“Tommy Hilfiger”) from 2006 until 2008. Mr. Megrue also served as a member of the board of directors of Dollar Tree from 1992 to 2005, The Children’s Place Retail Stores, Inc. (“The Children’s Place”) from 1998 to 2002 and Hibbett Sports, Inc. from 1995 to 2004.

Qualifications:    Mr. Megrue is the chief executive officer of Apax Partners in the United States. Apax Partners is our largest stockholder and, as such, he represents the interests of our stockholders as a member of the Board. He also brings significant experience in the retail industry with more than 15 years of service as a board member of such companies as The Children’s Place, Tommy Hilfiger, and the Dollar Tree.

Mr. Megrue was initially elected to our Board pursuant to a stockholders’ agreement entered into by the Company, SKM Equity Fund II, L.P. and SKM Investment Fund II (funds advised by Apax Partners), BNP Paribas of North America, Inc., UnionBalCal Equities, Inc., and National City Bank of Pennsylvania.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS

VOTE “FOR” THE ELECTION OF MESSRS. BROCK AND MEGRUE AS CLASS III DIRECTORS.

Other Directors Not Standing for Election at this Meeting

The five (5) remaining members of the Board are:

Robert N. Fisch, 62, a Class I Director, has served as our President and Chief Executive Officer and Chairman of our Board since June 2001. From February 1987 to December 1999, he served as president of Casual Corner Group, Inc., a retailer of women’s apparel.

Other Directorships:    Since June 2004, Mr. Fisch has served as a member of the board of directors of The Children’s Place, and currently serves on its compensation committee.

Qualifications:    Mr. Fisch is the most senior executive officer of the Company and provides our Board with the greatest insight into the Company’s business, challenges and the material risks facing it. Mr. Fisch has more than 30 years of experience in the retail industry as well as public company corporate governance experience with a leading publicly-traded retailer, The Children’s Place. As the driving force behind our growth and our brand, Mr. Fisch is uniquely qualified to serve on and lead our Board.

Arnold S. Barron, 64, a Class I Director, has served as a member of our Board since November 2009 and currently serves on our Audit Committee, Corporate Governance and Nominating Committee, and as Chairman of our Compensation Committee. Since his retirement in January 2009, Mr. Barron has been a private investor. From 1979 to January 2009, Mr. Barron served in various roles with the TJX Companies, Inc., an off-price retailer of apparel and home fashions, including senior executive vice president, group president at the TJX Companies (from 2004-2009), executive vice president, chief operating officer of the MarMaxx Group (from 2000 to 2004), senior vice president, group executive, TJX (from 1996 to 2000) and senior vice president, general merchandising manager, T.J. Maxx (from 1993 to 1996).

Other Directorships:    Mr. Barron has also served as a member of the board of directors of Dollar Tree since March 2008 and currently serves as chairman of its compensation committee.

Qualifications:    Mr. Barron has significant experience in the retail industry through his more than 40 years of senior leadership at retailers such as T. J. Maxx, Marshalls, Homegoods, AJ Wright, Winners (Canada), and T.K. Maxx (United Kingdom) and provides our Board with retail industry expertise. His additional experience as a public company director also provides our Board with public company corporate governance expertise.

Alex Pellegrini, 37, a Class II Director, has served as a member of our Board since September 2009 and currently serves on the Compensation Committee and the Corporate Governance and Nominating Committee. Since January 2009, Mr. Pellegrini has served as a partner of Apax Partners. From April 2005 to December 2008, he served as a principal at Apax Partners. From August 2000 to April 2005, he served as an investment professional of Saunders Karp & Megrue, LLC.

Other Directorships:    Mr. Pellegrini has also served as a member of the board of directors of Advantage Sales & Marketing LLC since December 2010 and currently serves on its audit committee, compensation committee and compliance committee. He also currently serves as a member of the board of directors of TIVIT S.A. since May 2010, Advantage Waypoint LLC since December 2011, and Golden Jaguar Group since March 2012. In addition, Mr. Pellegrini served as a member of the board of directors of MagnaCare from December 2006 to September 2010, Voyager HospiceCare, Inc. from August 2007 to August 2010, Spectrum Laboratory Holdings from August 2007 until January 2010, and Encompass Home Healthcare, Inc. from December 2004 to August 2007.

Qualifications:    Mr. Pellegrini is a partner of Apax Partners, our largest stockholder, and as such he represents the interests of our stockholders as a member of the Board. Mr. Pellegrini also brings corporate governance expertise to our Board through his experience serving on multiple boards of directors as indicated above.

Mr. Pellegrini was initially elected to our Board pursuant to a stockholders’ agreement entered into by the Company, SKM Equity Fund II, L.P. and SKM Investment Fund II (funds advised by Apax Partners), BNP Paribas of North America, Inc., UnionBalCal Equities, Inc., and National City Bank of Pennsylvania.

Laura Sen, 55, a Class II Director, has served as a member of our Board since January 2012, and currently serves on the Audit Committee. Ms. Sen has served as the President and Chief Executive Officer of BJ’s Wholesale Club, Inc. (“BJ’s”), a membership warehouse club store, since February 2009. From January 2008 to February 2009, Ms. Sen was President and Chief Operating Officer of BJ’s, and was Executive Vice President of Merchandising and Logistics from January 2007 to January 2008. From March 2003 to December 2006, Ms. Sen was the Principal of Sen Retail Consulting, a retail consulting firm.

Other Directorships:    Ms. Sen currently serves on the Board of BJ’s. Ms. Sen also serves as a director of a non-profit entity.

Qualifications:    Ms. Sen has spent over 30 years in the retail industry as both an executive and a consultant, and has valuable business, leadership and management experience. Her insights on operational issues, supply chain capabilities and retail strategies will strengthen our Board’s knowledge in those areas.

Bruce L. Hartman, 58, a Class I Director, has served as a member of our Board since September 2010, and currently serves as chairman of both the Audit Committee and Corporate Governance and Nominating Committee. Mr. Hartman served as Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Yankee Candle Company (“Yankee Candle”), the largest specialty branded premium scented candle company in the United States, from January 2008 until his retirement in March 2010. Prior to joining Yankee Candle, Mr. Hartman was the Executive Vice President and Chief Financial Officer at Cushman & Wakefield, a global commercial real estate services firm, from April 2006 to January 2008. Additionally, Mr. Hartman served as the Executive Vice President of Foot Locker, a leading international retailer of athletic shoes and apparel, from 1999 to 2005, and as Controller from 1996 to 1999.

Other Directorships:    Mr. Hartman served on the board of Pathmark Supermarkets from 2004 to 2007, and was the chair of their audit committee from 2006 to 2007.

Qualifications:    Mr. Hartman brings senior leadership retail expertise to our Board as the former chief financial officer of Yankee Candle and Cushman & Wakefield, and as a former senior executive officer of Foot Locker. His retail management and financial expertise deepens our Board’s knowledge in these areas.

INFORMATION CONCERNING OUR BOARD OF DIRECTORS

Director Independence

Our Board has determined that Messrs. Barron, Brock, Hartman, Megrue, Pellegrini and Ms. Sen are independent under applicable NASDAQ corporate governance rules and that our Board currently consists of a majority of independent directors. In making that determination, our Board affirmatively determined that, in its opinion, neither Messrs. Megrue nor Pellegrini, who are affiliated with Apax Partners, our largest stockholder, have any relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Board Leadership Structure and Executive Sessions

The Company currently combines the role of Chairman of the Board of Directors (“Chairman”) and the role of Chief Executive Officer. Mr. Fisch has served as the Chief Executive Officer, President and Chairman since June 2001, and under his leadership the Company has experienced consistent growth. The Board believes Mr. Fisch’s experience and expertise make him uniquely qualified to set the agenda for, and lead discussions of, strategic issues for the Company at the Board level. Further, Mr. Fisch’s combined role as Chief Executive Officer and Chairman of the Board promotes decisive Company leadership, ensures clear accountability, and enhances the Company’s ability to communicate its message and strategy clearly and consistently to both internal and external stakeholders such as employees, stockholders, customers and suppliers.

The Board believes in the importance of independent oversight, and has taken steps to ensure that the Company’s corporate governance structure provides the appropriate balance between the need for a consistent strategic direction and the need for objectivity and independence of the non-management directors. Of the seven members comprising the Board, six are independent directors under the NASDAQ corporate governance rules. The independent directors held regular executive sessions following each quarterly Board meeting in Fiscal Year 2011. An independent director also chairs each of the Board’s committees, and each committee performs oversight functions independent of management, such as overseeing the integrity of the Company’s financial statements, senior executive compensation and the selection and evaluation of directors. All committees are comprised of only independent directors. The Board has not designated a “lead independent director” as it is satisfied that its current structure effectively encourages full engagement of all directors and believes no added benefit would be gained by a lead independent director at this time. The Board recognizes that no single leadership model is right for all companies and at all times, and the Board will continue to review its leadership structure as appropriate to ensure it continues to be in the best interests of rue21 and our stockholders.

Role of Board in Risk Oversight

The Board, as a whole, has responsibility for risk oversight, although our Board committees oversee and review risk areas which are particularly relevant to them. The risk oversight responsibility of the Board and its committees is supported by our management reporting processes, which are designed to provide visibility to the Board and to those Company personnel responsible for risk assessment (including our management-led risk committee) and information about the identification, assessment and management of critical risks and management’s risk mitigation strategies. The risk areas identified by the Company include, but are not limited to, competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal, regulatory, compliance, and reputational risks.

Each Board committee meets in executive session with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. For example, the Audit Committee reviews business and financial risks and exposures, major litigation and regulatory exposures and other current matters that may present material risk to the Company. The Audit Committee oversees our internal audit function and discusses with management and the independent registered public accounting firm the Company’s policies with respect to significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The Audit Committee receives periodic reports from our Director of Risk and Compliance on our enterprise risk management program and our risk mitigation efforts. The Compensation Committee reviews risks and exposures associated with leadership assessment, management succession planning, and executive compensation programs and arrangements, including incentive plans. The Corporate Governance and Nominating Committee oversees the Company’s corporate governance policies and practices, and reviews any risks and exposures resulting from rue21’s programs and policies relating to corporate governance and director succession planning.

The Company expects that it will continue to review, evaluate and develop its risk oversight processes and procedures to ensure that the Company is prepared to respond to risks facing the Company both now and in the future.

Board Committees

Our Board has standing Audit, Compensation and Corporate Governance and Nominating Committees. The table below sets forth committee memberships as of the date of this proxy statement.

Director	Audit Committee		Compensation Committee		Corporate Governance and Nominating Committee
Robert N. Fisch*
Arnold S. Barron	X		X	(c)	X
Macon F. Brock			X
John F. Megrue, Jr.
Alex Pellegrini			X		X
Bruce L. Hartman	X	(c)			X	(c)
Laura J. Sen	X

(c)	Denotes chairman of a committee.
*	Denotes Chairman of the Board

Audit Committee

The NASDAQ corporate governance rules generally require that a company’s audit committee be composed of at least three members, each of whom must, among other things, be independent under the NASDAQ corporate governance rules and meet the criteria for independence set forth in Rule 10A-3(b)(1) of the of the Exchange Act. Our Audit Committee is currently composed of three directors: Messrs. Barron, Hartman and Ms. Sen, with Mr. Hartman serving as chairman of the committee. Our Board has affirmatively determined that each of Messrs. Barron, Hartman and Ms. Sen, the members of our Audit Committee, as well as Mr. Brock, who served on the Audit Committee until March 26, 2012, are independent under applicable NASDAQ corporate governance rules and also meet the heightened criteria for independence set forth in Rule 10A-3 of the Exchange Act.

The Audit Committee assists the Board in its oversight of financial matters affecting the Company. As required by the NASDAQ corporate governance rules, none of the members of our Audit Committee have participated in the preparation of the financial statements of the Company and each of the members is able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. In addition, our Board has determined that Mr. Hartman qualifies as our “audit committee financial expert,” within the meaning of SEC regulations and comparable NASDAQ corporate governance requirements.

Our Board adopted a formal written Audit Committee charter on November 12, 2009, which is reviewed by our Audit Committee on a regular basis and revised as necessary. Our Audit Committee Charter was last amended and restated on March 28, 2011, and is available on our website at www.rue21.com (follow the links to Investor Relations, Governance, Documents & Charters).

Among other matters enumerated in its charter, our Audit Committee has responsibility for:

•	selecting and hiring our independent registered public accounting firm, and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statement or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement; and

•

discussing with management and the independent registered public accounting firm the Company’s policies with respect to risk assessment and risk management, the Company’s significant financial exposures and the actions management has taken to limit, monitor or control such exposures.

Compensation Committee

Our Compensation Committee is currently composed of three directors: Messrs. Brock, Barron and Pellegrini, with Mr. Barron serving as chairman of the committee. Our Board has affirmatively determined that Messrs. Brock, Barron and Pellegrini are independent under applicable NASDAQ corporate governance rules. In addition, our Board has affirmatively determined that each member of this committee is an “outside director” as defined in section 162(m) of the Internal Revenue Code (the “Code”) and a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.

The Compensation Committee assists the Board in its oversight of compensation paid to the Company’s senior management, compensation paid to Board members, the review and evaluation of the succession plan for the Chief Executive Officer and related matters. Our Board adopted a Compensation Committee charter on November 12, 2009, which is reviewed and reassessed by our Compensation Committee on a regular basis. Our Compensation Committee Charter was last amended and restated on February 24, 2011, and is available on our website at www.rue21.com (follow the links to Investor Relations, Governance, Documents & Charters).

Among other matters enumerated in its charter, our Compensation Committee has responsibility for:

•	reviewing and approving compensation of our executive officers, including annual base salary, annual incentive bonuses, and equity compensation;

•	reviewing succession plans for our executive officers;

•	determining the compensation of our directors; and

•	administering, reviewing and making recommendations with respect to our equity compensation plans.

Under the terms of its charter, the Compensation Committee may consult with Company management on compensation issues and may authorize management to work with and/or supervise the day-to-day activities of independent consultants and advisors retained by the Compensation Committee. The Compensation Committee has delegated authority to our Chief Executive Officer to grant a limited number of equity awards during calendar year 2012 under the 2009 Omnibus Incentive Plan (the “2009 Plan”) to employees who are not members of senior management, with no more than 20,000 shares subject to an award to be made to any one individual. As of April 10, 2012, our Chief Executive Officer had granted 213,750 shares subject to awards under the 2009 Plan pursuant to this authority for calendar year 2012. Our Chief Executive Officer granted an aggregate of 271,000 shares subject to awards under the 2009 Plan pursuant to an identical delegation for calendar year 2011.

The Compensation Committee meets outside the presence of the Chief Executive Officer when discussing the Chief Executive Officer’s compensation, and outside the presence of the General Counsel when discussing the General Counsel’s compensation. For all other executive officers, the Compensation Committee meets with the Chief Executive Officer and General Counsel, outside the presence of the other executive officers, to consider the compensation to be paid to such executive officers. Our Chief Executive Officer evaluates the performance of our other executive officers with the Compensation Committee and recommends appropriate base salary, annual cash incentive awards and grants of long-term equity incentive awards for the other executive officers. Based upon his recommendations and in consideration of the Company’s compensation objectives and principles described in “Executive Compensation — Compensation Discussion and Analysis,” the Compensation Committee approves the compensation packages of our executive officers other than our Chief Executive Officer. The Compensation Committee also reviews and analyzes our Chief Executive Officer’s performance on an annual basis and determines his base salary, annual cash incentive awards and grants of long-term equity incentive awards based on its assessment of his performance. Additional information concerning the processes and procedures for determining executive compensation is found in the “Executive Compensation — Compensation Discussion and Analysis” section of this proxy statement.

The compensation program for our non-management directors was established in November 2009 in connection with our initial public offering, and was amended in 2010 to provide for, among other things, deferral of some or the entire retainer paid to non-management directors. The Compensation Committee will periodically review the compensation paid to non-management directors to ensure that it remains competitive with our peers and in the best interests of our Company and will make recommendations to the full Board with respect to any changes or modifications to the directors’ compensation program. A description of the compensation program for our non-management directors is included in “Director Compensation — Understanding Our Director Compensation” section of this proxy statement.

Our Compensation Committee charter allows the Compensation Committee to retain a consultant to assist the committee in determining or recommending the amount or form of executive officer and/or director compensation. In June 2010, the Committee retained Hay Group to serve as outside consultant. As further described in the “Executive Compensation – Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee relied on the support and analysis provided by Hay Group in making its determinations regarding executive compensation for Fiscal Year 2011.

Compensation Committee Interlocks and Insider Participation

At the end of Fiscal Year 2011, the members of our Compensation Committee were Messrs. Brock, Barron and Pellegrini. Prior to November 11, 2011, Mr. Megrue served on the Compensation Committee. None of our executive officers currently serves, or in the past year has served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee is currently composed of three directors: Messrs. Barron, Hartman and Pellegrini, with Mr. Hartman serving as the chairman of the committee. Mr. Barron served on the Corporate Governance and Nominating Committee as chairman until November 2011. Our Board has affirmatively determined that Messrs. Barron, Hartman and Pellegrini are independent under applicable NASDAQ corporate governance rules.

The Corporate Governance and Nominating Committee assists the Board in its oversight of Board composition, corporate governance policies and practices, and related matters. Our Board adopted a Corporate Governance and Nominating Committee charter on November 12, 2009, which has been approved by our Corporate Governance and Nominating Committee and will be reviewed and reassessed by our Corporate Governance and Nominating Committee for adequacy on a regular basis and revised as necessary. Our Corporate Governance and Nominating Committee Charter was last amended on March 28, 2011, and is available on our website at www.rue21.com (follow the links to Investor Relations, Governance, Documents & Charters).

Among other matters enumerated in its charter, our Corporate Governance and Nominating Committee has responsibility for:

•	assisting our Board in identifying prospective director nominees and recommending to the Board director nominees for each annual meeting of stockholders;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board;

•	overseeing the evaluation of our Board and management; and

•	recommending members for each committee of our Board.

Identifying and Evaluating Director Candidates

The Corporate Governance and Nominating Committee recommended and the Board adopted Corporate Governance Guidelines (“Guidelines”) in June 2010, which were amended in February 2012. The Guidelines, available on our website at www.rue21.com (follow the links to Investor Relations, Governance, Documents & Charters), set forth the selection process used by the Company to identify and review candidates to serve on the Board. Under the Guidelines, the Corporate Governance and Nominating Committee is responsible for identifying, recruiting and recommending candidates for the Board and is also responsible for reviewing and evaluating any candidates recommended by stockholders. In identifying candidates for membership on the Board, each of the Corporate Governance and Nominating Committee and the Board will take into account all factors it considers appropriate, which may include relevant career experience, diversity as to gender, ethnicity and backgrounds, strength of character, maturity of judgment, accounting and finance knowledge (including expertise that could qualify at least one director as an “audit committee financial expert” as that term is defined by SEC rules and as “financially sophisticated” as such term is used in the NASDAQ corporate governance rules), technical expertise, familiarity with the Company’s business, industry, and competition, general business acumen, critical thinking, local or community ties, consideration of any actual or potential conflicts of interest posed by the proposed nominee’s election as a director, and the proposed nominee’s time available to devote to Board and committee activities and to enhance his or her knowledge of the Company’s business.

The Corporate Governance and Nominating Committee’s recommendations are submitted to a vote of the full Board. The Company has not historically engaged third-party independent consultants to identify potential director nominees although the Corporate Governance and Nominating Committee is authorized to retain search firms and/or other professional advisors for this purpose.

Stockholder Director Nomination Procedures

The Company’s Amended and Restated By-laws (the “By-laws”) contain a procedure allowing for nominations by stockholders of proposed directors. Our Corporate Governance and Nominating Committee will consider director nominees submitted by our stockholders for election.

Any stockholder of the Company who is entitled to vote at a meeting, who has complied with the procedures set forth in the By-laws and who was a stockholder of record at the time such notice is delivered to the Secretary of the Company, on the record date for the meeting and at the time of the meeting may propose a director nomination. The procedures for a stockholder to nominate a director include the following:

•

The stockholder must have given timely written notice, in proper form, to the Secretary of the Company including, without limitation, the stockholder’s name and address and information regarding the stockholder’s ownership of Company securities. The deadlines for providing notice to the Company of a proposed director nomination at our next annual meeting are set forth in our By-laws and summarized in “Additional Information — Advance Notice Procedures.”

•

The notice provided to the Secretary of the Company must include all information relating to the stockholder proponent and the director nominee that would be required to be disclosed in a proxy statement or other filings.

•

The notice provided to the Secretary of the Company must include a description of all direct and indirect compensation and other material agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder proponent (and its affiliates and associates) and each proposed director nominee.

•

The notice provided to the Secretary of the Company must include a written questionnaire with respect to the background and qualifications of a director nominee and the background of any other person or entity on whose behalf the nomination is being made.

•

The Company may also require that any proposed director nominee furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the qualifications and/or independence, or lack thereof, of such nominee.

See “Additional Information — Advance Notice Procedures” and “— Stockholder Proposals for the 2013 Annual Meeting” for additional information as to how a stockholder can nominate a director candidate.

The foregoing summary of our stockholder director nomination procedures is not complete and is qualified in its entirety by reference to the full text of our By-laws that has been publicly filed with the SEC and is available at www.sec.gov.

Director Meeting Attendance

Our Board met five times during Fiscal Year 2011. During that time, the Audit Committee met seven times, the Compensation Committee met four times and the Corporate Governance and Nominating Committee met two times. Each committee was formed in November 2009. Each director attended at least 75% of all Board and committee meetings of which such director was a member for the time such director was a member during Fiscal Year 2011, either in person or via teleconference.

The Board strongly encourages its members to attend the Company’s annual meeting of stockholders and all Board members attended the 2011 annual meeting of stockholders.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics is applicable to all of our officers, directors and employees, including our Chief Executive Officer and Chief Financial Officer. The Code of Business Conduct and Ethics is available on our website at www.rue21.com (follow the links to Investor Relations, Governance, Documents & Charters).

Communications with the Board

You can contact the Board by writing to the Board at our corporate headquarters c/o rue21, General Counsel, 800 Commonwealth Dr., Warrendale, PA 15086, or electronically on our website, www.rue21.com, Investor Relations, under the “Governance — Contact the Board” tab. Communications are distributed to the Board, or to any individual directors, as appropriate depending on the facts and circumstances outlined in the communication.

Director Compensation

The table below summarizes the compensation paid by us to our non-employee directors for Fiscal Year 2011.

DIRECTOR COMPENSATION — FISCAL YEAR 2011

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	Option Awards ($)(4)	Total ($)
Arnold S. Barron	59,945	(3)	99,971	—	159,916
Macon F. Brock	50,000		99,971	—	149,971
Douglas E. Coltharp(5)	35,000		—	—	35,000
Robert N. Fisch	—		—	—	—
John F. Megrue, Jr.	—		—	—	—
Alex Pellegrini	—		—	—	—
Bruce L. Hartman	65,000		—	—	65,000
Laura J. Sen	—		—	152,500	152,500

(1)

Messrs. Fisch, Megrue and Pellegrini do not receive any compensation for their service as members of our Board. The compensation paid to Mr. Fisch in his capacity as our Chief Executive Officer is reported in the Summary Compensation Table and other tables set forth herein.

(2)

The values set forth in this column includes an annual grant of restricted stock units valued at approximately $100,000 (rounded down to the nearest whole share) granted on June 13, 2011 in accordance with the Non-Employee Director Compensation Policy (the “Director Compensation Policy”).

The values of these awards were calculated based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the valuation may be found in Note 5 to the financial statements of the Company’s Annual Report on Form 10-K for Fiscal Year 2011, which was filed with the SEC on March 27, 2012 (“Form 10-K”). At the end of Fiscal Year 2011, Messrs. Brock and Barron each held 3,228 restricted stock units.

(3)

This number includes Mr. Barron’s (i) quarterly retainer for Board and committee chair service received in cash; and (ii) deferred stock unit awards granted to Mr. Barron in connection with his election to defer 50% of his quarterly retainer during Fiscal Year 2011 and receive such portion of his retainer in deferred stock units, each of which represents the right to receive one (1) share of Company common stock on January 10, 2016, or upon his separation of service, whichever comes first. At the end of Fiscal Year 2011, Mr. Barron held 1,035 deferred stock units.

(4)

The value set forth in this column includes the option award of 12,500 shares granted to Ms. Sen on January 17, 2012 in connection with her initial appointment to the Board. The value of this award was calculated based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the valuation may be found in Note 5 to the financial statements of the Form 10-K. At the end of Fiscal Year 2011, Messrs. Barron, Brock, Hartman and Ms. Sen each held options to purchase 12,500 shares of common stock.

(5)	Mr. Coltharp resigned from the Board as of April 21, 2011.

Understanding Our Director Compensation Table

Our executive officers who are members of our Board and the directors who continue to provide services to, or are affiliated with, Apax Partners or funds advised by Apax Partners, do not receive compensation from us for their service on our Board. Accordingly, Messrs. Fisch, Megrue and Pellegrini do not receive compensation from us for their service on our Board. Only those directors who are considered independent directors under applicable NASDAQ corporate governance rules and who are not affiliated with Apax Partners or funds advised by Apax Partners (Messrs. Barron, Brock and Hartman and Ms. Sen) are eligible to receive compensation (paid quarterly in arrears) from us for their service on our Board including:

•	A base annual retainer of $50,000 in cash;

•	An additional annual retainer of $20,000 in cash paid to the chairman of the Audit Committee;

•	An additional annual retainer of $10,000 in cash paid to the chairman of the Compensation Committee;

•	An additional annual retainer of $10,000 in cash paid to the chairman of the Corporate Governance and Nominating Committee;

•

An annual grant of restricted stock units with a value of approximately $100,000, with a grant date of the first business day following the annual stockholders meeting for the applicable year, vesting fully on the first anniversary of the grant date.

•	We also reimburse directors for reasonable expenses incurred to attend meetings of our Board or committees.

Our Director Compensation Policy allows non-employee directors to defer all or any portion of any cash retainer in exchange for receipt of fully vested deferred stock units under the 2009 Plan, which provide for payment of shares of Company common stock on a future date, in accordance with Section 409A of the Code. Effective February 24, 2011, the Compensation Committee and the Board amended the Director Compensation Policy to provide for an annual grant of restricted stock units rather than stock options to be made to non-employee directors, in order to provide our directors with compensation consistent with the director compensation of our peers and to more quickly provide our directors with an ownership interest in our Company, that will further align their interests with our stockholders. Non-employee directors will have the option to defer all or any portion of their annual restricted stock unit awards in accordance with the above paragraph and Section 409A of the Code.

In addition to the amounts set forth above, upon initial election to our Board, non-employee directors not otherwise affiliated with Apax Partners or funds affiliated with Apax Partners receive an option grant of 12,500 shares of our common stock. The option award granted to Ms. Sen in January 2012 vests in three equal annual installments over a three-year period beginning on the first anniversary of the date of grant.

Stock Ownership Guidelines

The Company adopted stock ownership guidelines for its non-employee directors on February 24, 2011. Pursuant to the terms of the ownership guidelines, non-employee directors are expected to own an amount of Company common stock equal in value to at least three (3) times their annual cash retainer within three (3) years of joining the Board. The value of each director’s stock ownership will be calculated on the first trading day of each calendar year based on the “Fair Market Value” of the shares held by such director (as defined under the 2009 Plan). Any subsequent change in the Fair Market Value of a director’s shares will not affect the amount of stock directors are expected to hold during that year pursuant to the ownership guidelines.

Stock ownership shall be measured by (1) shares owned individually, either directly or indirectly, by the director, (2) shares owned jointly with the director, or separately by spouse, domestic partner and/or minor children, either directly or indirectly, and (3) shares underlying vested stock options or stock unit awards held by the director. Any unvested awards will not be included in this calculation.

Additionally, Mr. Fisch’s employment agreement with the Company states that at all times during its term, Mr. Fisch agrees to hold shares of the Company (including all vested options to purchase shares) having a fair market value of not less than two (2) times his base salary and performance bonus target. For more information regarding Mr. Fisch’s employment agreement, see “Executive Compensation — Additional Information Regarding Our Summary Compensation Table and Grants of Plan-Based Awards Table” and “— Additional Information Regarding the Table and Description Relating to Potential Payments Upon Termination or Change in Control — Employment Agreement with Mr. Fisch.”

No Hedging Policy Applicable to Directors

The Company’s Policy Statement on Inside Information and Insider Trading (the “Insider Trading Policy”) sets forth the general rules and prohibitions relating to transactions in the Company’s securities by officers, employees, and members of the Board. In the Insider Trading Policy, the Company generally prohibits members of the Board from purchasing, selling or engaging in any transaction involving any derivative securities related to equity securities of the Company and from engaging in short sales with respect to Company securities.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our current executive officers.

Name	Age	Position
Robert N. Fisch	62	President, Chief Executive Officer and Chairman
Kim A. Reynolds	54	Senior Vice President and General Merchandise Manager
Keith A. McDonough	53	Senior Vice President and Chief Financial Officer
John P. Bugnar	63	Senior Vice President and Director of Stores
Michael A. Holland	48	Senior Vice President and Chief Information Officer
Mark K. J. Chrystal	39	Senior Vice President of Planning and Allocation
Robert R. Thomson	53	Senior Vice President of Real Estate
Stacy B. Siegal	45	Vice President, General Counsel and Secretary

Our executive officers are appointed by our Board and serve until their successors have been duly elected and qualified or their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Set forth below is a description of the background of the persons named above, other than Mr. Fisch, whose background information is provided above in “Proposal No. 1 — Election Of Directors.”

Kim A. Reynolds has served as our Senior Vice President and General Merchandise Manager since July 2001. From March 1987 to November 1999, she served as general merchandising manager of Casual Corner Group, Inc.

Keith A. McDonough has served as our Senior Vice President and Chief Financial Officer since May 2003. From March 2001 to December 2002, he served as chief operating officer at Iron Age Corp., a distributor of safety, work and uniform related clothes and footwear. From February 1990 to March 2001, Mr. McDonough served as senior vice president of finance and chief financial officer at Iron Age Corp.

John P. Bugnar has served as our Senior Vice President and Director of Stores since September 2001. From December 1997 to September 2001, he served as vice president at Jones Apparel Group, Inc./Jones Retail Corporation, a retailer of apparel and footwear.

Michael A. Holland has served as our Senior Vice President and Chief Information Officer from August 2011 to the present and Senior Vice President of Information Technology from April 2004 to August 2011. From January 1995 to March 2004, he served as senior director of information technology at the Timberland Company, a manufacturer and retailer of outdoor wear.

Mark K. J. Chrystal has served as our Senior Vice President of Planning and Allocation since June 2008. From April 2007 to June 2008, Mr. Chrystal served as vice president of allocation, replenishment and planning for all of the North American stores of American Eagle Outfitters, an international retailer of men’s and women’s clothing. From September 2004 to April 2007, he served as vice president of planning and allocation for all of the North American stores of The Disney Store, North America, an international chain of specialty stores selling only Disney related items.

Robert R. Thomson has served as our Senior Vice President of Real Estate since January 2007. From June 2000 to January 2007, Mr. Thomson served as vice president of real estate and construction at Brookstone, Inc., a nationwide specialty retailer and product development company. From April 1995 to June 2000, he served as the director of real estate at The Stride Rite Corporation, a designer and marketer of children’s footwear.

Stacy B. Siegal has served as our Vice President, General Counsel and Secretary since March 2010. Ms. Siegal served as our Corporate Counsel from September 2006 until March 2010. From September 2005 to September 2006, Ms. Siegal performed legal and consulting work for Compass Business Solutions, Inc., a human resources consulting firm. Prior to September 2005, Ms. Siegal spent a number of years serving as in-house counsel at General Nutrition Centers, Inc., and as a consultant providing legal guidance to retail companies and boards in the region.

PROPOSAL NO. 2 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The second proposal item to be voted on is an advisory vote to approve named executive officer compensation for Fiscal Year 2011 (our principal executive officer, our principal financial officer and our three most highly compensated executive officers at the end of Fiscal Year 2011, collectively, are our “Named Executive Officers”).

As described in detail under the section entitled “Executive Compensation — Compensation Discussion and Analysis,” rue21’s executive compensation program is designed to attract, motivate and retain talented and experienced executives in the retail industry who will achieve the short-term and long-term goals of the Company and create sustained stockholder value. The Company’s financial performance has been consistently strong under the current management team, and Fiscal Year 2011 was another year of positive growth for the Company. Key highlights of our Fiscal Year 2011 business performance are as follows:

•	Net sales increased 19.8% to $760.3 million from $634.7 million. Gross margin increased 70 basis points to 37.7% from 37.0%.

•	The Company opened 120 new stores, closed 3 stores, and converted 38 stores to the rue21 etc! format. The Company ended the year with 755 stores.

•	Operating income increased by 26.1% to $62.8 million and was 8.3% of net sales as compared to $49.8 million or 7.9% of net sales in Fiscal Year 2010.

•	Net income increased 28.8% to $39.0 million from $30.2 million.

•	Diluted earnings per share was $1.55 compared to $1.21 for Fiscal Year 2010, a 28% increase.

We believe that our executive compensation program has played a material role in our ability to drive such strong financial results and retain a highly experienced, successful management team.

Stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement for a detailed description of rue21’s executive compensation program and the decisions made by the Compensation Committee in Fiscal Year 2011, including additional details about our executive compensation programs and compensation paid to our Named Executive Officers.

We are asking our stockholders to indicate their support for the compensation paid to our Named Executive Officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Specifically, we ask our stockholders to vote “FOR,” on an advisory basis, the compensation paid to our Named Executive Officers, by adopting the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion is hereby APPROVED.”

As an advisory vote, your vote will not be binding on the Company or the Board. However, our Board and our Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our Named Executive Officers, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU

VOTE “FOR” THIS PROPOSAL NO. 2

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this “Compensation Discussion and Analysis” section is to provide information about the material elements of compensation that was paid, awarded to, or earned by our principal executive officer, our principal financial officer and our three most highly compensated executive officers in Fiscal Year 2011. For Fiscal Year 2011, our Named Executive Officers were:

•	Robert N. Fisch, Chairman, President and Chief Executive Officer;

•	Keith A. McDonough, Senior Vice President and Chief Financial Officer;

•	Kim A. Reynolds, Senior Vice President and General Merchandise Manager;

•	Michael A. Holland, Senior Vice President and Chief Information Officer; and

•	Mark K. J. Chrystal, Senior Vice President of Planning and Allocation.

Overview of Business Performance

The executive compensation program is designed to attract, motivate and retain key executives who will promote the short-term and long-term growth of the Company and create sustained stockholder value. Our strong growth and operating results are a reflection of the initiatives taken by our management team. As seen in the charts below, our net sales increased from $296.9 million in Fiscal Year 2007 to $760.3 million in Fiscal Year 2011, a compound annual growth rate of 26.5%. Over the same period, operating income increased from $17.5 million to $62.8 million, a compound annual growth rate of 37.7%. Earnings per share increased from $0.40 per share to $1.55 per share, a compound annual growth rate of 40.3% over the 5 year period.

As set forth in detail in “Proposal No. 2 — Advisory Vote to Approve Named Executive Officer Compensation,” Fiscal Year 2011 was another year of strong sales and earnings growth. In fact we exceeded our full-year financial guidance despite a challenging economic environment. We believe that our executive compensation program continues to play a key role in our ability to drive strong financial results and attract and retain a highly experienced, successful management team.

Consideration of 2011 Say-On-Pay Advisory Vote

At our 2011 annual meeting of stockholders, almost 90% of our stockholders who voted on the “say-on-pay” advisory proposal approved the compensation of the Company’s named executive officers, including the Company’s compensation objectives and their implementation. The Compensation Committee appreciates and values the views of our stockholders and believes that the stockholder vote strongly supports our compensation philosophy and the general effectiveness of our compensation policies. Therefore, although the Company did modify its equity pay mix to add performance share units as an equity vehicle for Fiscal Year 2012, we did not otherwise change our philosophy or compensation policies as a result of last year’s advisory vote.

At our 2011 annual meeting, our stockholders expressed support for conducting the foregoing “say-on-pay” vote every year. Consistent with that vote, we will conduct annual, non-binding advisory votes on the compensation of our Named Executive Officers.

Summary of 2011 Executive Compensation

Consistent with our compensation program, in 2011 we took the following actions designed to align pay and performance and motivate and retain our Named Executive Officers:

•

Base Salaries.    All of our Named Executive Officers received base salary increases in Fiscal Year 2011 to better position them internally relative to other executives or in light of increased responsibilities as described below under “— Components of the 2011 Executive Compensation Program.”

•

Annual Incentive Bonus.    For Fiscal Year 2011, the annual cash bonuses were linked to the achievement of earnings before interest, taxes, depreciation and amortization (“EBITDA”) within a range of $77.6 million to $92.7 million which provided overall EBITDA growth of approximately 20%. For the year ended January 28, 2012, our actual EBITDA was $89.4 million, representing 104% of our target EBITDA for the full fiscal year and an achieved payout of 154% of the target bonus amount. The Fiscal Year 2011 annual incentive bonus appropriately rewarded the named executives for achieving a strong annual financial performance; however, the payouts did result in reduced bonus payouts as a percentage of salary for our Named Executive Officers from the prior year, when a maximum 200% payout occurred due to the strong EBITDA growth that year.

•

Long-Term Incentives.    To promote equity ownership among the Named Executive Officers and greater alignment of their interests with stockholders, our Named Executive Officers, with the exception of Mr. Fisch, each received a grant of restricted stock units and stock options in May 2011. Options were granted at an exercise price of $30.12 per share, which means our stock price must appreciate after the grant date for any value to be realized by our officers.

•

CEO Compensation.    Our Chief Executive Officer received a grant of restricted stock units and stock options in December 2010 as part of his amended employment agreement. In light of these grants and his existing significant ownership interest in the Company, no additional equity grants were awarded to our Chief Executive Officer in Fiscal Year 2011.

2012 Developments

In Fiscal Year 2012, the Compensation Committee has continued to refine the executive compensation program to better align the interests of our senior executives and stockholders and respond to stockholder feedback. For executive compensation for Fiscal Year 2012, the Compensation Committee has determined that in addition to stock options and restricted stock units, the Company will make an annual grant of performance share units to further align Company pay with corporate performance (the mix of long-term equity incentives for Fiscal Year 2012 is 25% in the form of each of stock options and restricted stock units, respectively, and 50% in the form of performance share units). In order for performance share unit awards to be earned, the Company must meet or exceed a threshold performance goal relating to operating income for Fiscal Year 2012. These awards will vest ratably in equal installments on each of the first, second and third annual anniversaries of the grant date. The actual number of shares subject to the award will depend on the Company’s level of performance relative to the performance goal, with a maximum pay-out for each grantee of up to 200% of such grantee’s target award. Operating income was selected as the performance measure for the performance share unit awards because operating income is generally followed as a performance indicator by investors. At the time the Compensation Committee approved the operating income goal, it believed this goal was challenging, yet achievable, based on a review of the Company’s Fiscal Year 2012 business plan.

Executive Compensation Objectives

The executive compensation program of the Company has been designed by the Compensation Committee to align executive compensation with Company objectives, business strategy and financial performance. The Compensation Committee has strived to create an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity awards and fixed versus contingent payments and awards. Our executive compensation program is designed to:

•	attract and retain talented and experienced executives in our industry;

•	reward executives whose knowledge, skills and performance are critical to our success;

•	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases;

•	ensure fairness among the executive management team by recognizing the contributions each executive officer makes to our success;

•	foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team as a whole and of our Company; and

•	compensate our executives in a manner that incentivizes them to manage our business to meet our long-range objectives.

Overview of Elements of Executive Compensation

Our current executive compensation program consists of the following components:

•	base salary;

•	annual cash incentive awards linked to corporate performance;

•	periodic grants of long-term equity-based compensation, such as performance share unit awards, stock options, and restricted stock unit awards; and

•	other executive benefits and perquisites.

Our executive compensation includes both fixed components (such as base salary, benefits and executive perquisites) and variable components (such as annual bonus/incentive and stock option grants) with the heaviest weight generally placed on the variable components. The fixed components of compensation are designed to be competitive in order to induce talented executives to join our Company. Modifications to the fixed components of compensation occur infrequently aside from our annual salary review, which generally results in salary increases that range from 4% to 8%. Salary increases are, in part, designed to reward executives for their management activities during the year and to maintain their level of income with respect to cost of living increases.

The variable components are tied specifically to the achievement of our short-term and long-term financial objectives and are designed to compensate above average performance with above average rewards. Bonus levels for each executive officer are set as a percentage of that executive officer’s base salary, with revisions typically occurring upon promotions or substantial increases to the executive’s scope of responsibility. Executives have the opportunity to earn bonus payments between 0% and 200% of the target amount based upon the overall financial performance of the Company. The other material element of our variable compensation is equity awards. Equity awards have been used to motivate executives and employees to individually and collectively build long-term stockholder value.

Establishing Compensation for Executive Officers

The Board has delegated authority to the Compensation Committee to develop and approve the Company’s overall compensation program for executive officers, including authority to establish annual salaries, cash and equity-based incentive compensation for the Chief Executive Officer, other executive officers and members of the Board of Directors. The Compensation Committee has developed a program that both meets our stated objectives in terms of executive compensation and is competitive given the Company’s size and financial performance. To ensure that our executives are rewarded for their unique skill sets and recognized for their individual contributions to our success, base salary and bonus levels are reviewed by the Compensation Committee on an annual basis. In order to reward our executives for exceptional Company performance, our compensation program includes both short-term and long-term incentives which are designed to align the compensation of our executives with the interests of our stockholders and motivate our executives to achieve the Company’s longer-term goals.

Our Compensation Committee continued its engagement with its independent consultant, Hay Group, to work with them in their deliberations with respect to executive compensation during Fiscal Year 2011. Hay Group had no prior relationship with the Company or its management, and does not provide any other services to the Company. Although Hay Group may communicate with management from time to time to obtain information necessary to advising the Compensation Committee, Hay Group reports directly to the Compensation Committee and attends Compensation Committee meetings as requested by the committee members.

In addition to the many factors that affect compensation determinations, the Company has historically taken into account the compensation practices of comparable companies to ensure that the Company’s executive compensation program is competitive in the marketplace. For that purpose, management and the Compensation Committee developed a peer group of comparable retail companies against which to compare the competitiveness of our executive compensation program. In Fiscal Year 2011, the Compensation Committee directed Hay Group to review whether the peer group of companies selected was still appropriate for the Company given the Company’s recent performance and growth. After an analysis of financial performance and other relevant criteria, Hay Group continued to recommend the following peer group of companies for benchmarking purposes:

•	bebe stores, Inc.

•	The Buckle, Inc.

•	Casual Male Retail Group, Inc.

•	Cato Corporation

•	Christopher & Banks Corporation

•	Citi Trends, Inc.

•	Destination Maternity Corporation

•	Hot Topic

•	Jos. A Bank Clothiers, Inc.

•	lululemon athletica Inc.

•	Pacific Sunwear of California, Inc.

•	Wet Seal, Inc.

•	Zumiez, Inc.

Total compensation paid to our Named Executive Officers includes base salaries, which are paid periodically throughout the fiscal year, cash bonuses which are awarded two times during the fiscal year, and long-term equity grants such as stock options and restricted stock units, which are generally awarded once a year. In order to determine the individual compensation components and levels for each executive officer, our Chief Executive Officer reviews with the Compensation Committee the executive’s overall performance during the prior year, future potential, the cash, equity and total compensation paid by the peer group competitors to employees in similar positions, and the executive’s past earnings and earning potential. The Chief Executive Officer then makes recommendations to the Compensation Committee, and the Compensation Committee, with the support of the Hay Group, establishes base salaries, cash incentive compensation and share-based compensation for each executive officer.

Hay Group relies on both its own proprietary surveys, as well as publicly available data to provide the Compensation Committee with information as to the compensation structure and total compensation awarded to executives in similar positions as our Named Executive Officers. The Compensation Committee uses the information regarding compensation practices at the peer companies to assess the reasonableness of our current compensation programs and the adequacy of the total compensation paid to our executive officers on an annual basis. If a bonus is not earned and the stock awards do not deliver value, our compensation will be significantly below the median.

The Compensation Committee and Hay Group also review the Company’s financial performance as compared to our peers when establishing compensation for executive officers, including the Chief Executive Officer. For Fiscal Year 2011, the Compensation Committee and Hay Group recognized that the Company performed above its peers in important financial metrics. Additionally, the Company had net sales of $760.3 million in Fiscal Year 2011, which represents a 19.8% increase over Fiscal Year 2010 (following a 20.8% increase over Fiscal Year 2009) and net income of $39.0 million in Fiscal Year 2011, which represents a 28.8%

increase over Fiscal Year 2010 (following a 37.4% increase over Fiscal Year 2009). Hay Group noted that the Company ranked in the top 10% of its peer group in compound annual growth for both sales and EBITDA over both a one-year and three-year period.

Establishing Compensation for our Chief Executive Officer

Our Chief Executive Officer has an employment agreement with the Company that was negotiated and approved by our Compensation Committee in December 2010. The terms of his employment agreement are described in “— Additional Information Regarding Our Summary Compensation Table And Grants Of Plan-Based Awards Table” and “— Additional Information Regarding the Table and Description Relating to Potential Payments Upon Termination or Change in Control.” The design and primary compensation components paid to our Chief Executive Officer are similar to those provided to our other Named Executive Officers, thus promoting consistency among our executive team and aligning our compensation philosophy and objectives regarding executive compensation among our executive team. For Fiscal Year 2011, our Chief Executive Officer’s salary and bonus potential were set forth in his employment agreement. Because Mr. Fisch was provided with equity grants in connection with his amended employment agreement in December 2010, he did not receive any equity grants in Fiscal Year 2011.

Components of the 2011 Executive Compensation Program

Base Salary

The base salary established for each of our Named Executive Officers is intended to reflect each individual’s professional responsibilities, the skills and experience required for the job, their individual performance, business performance, and competitive market salary levels. The Chief Executive Officer makes recommendations to the Compensation Committee regarding each executive’s base salary based on a variety of factors, including individual performance, future potential, leadership ability, unique skill sets, and the compensation paid to executives in similar positions within our peer group. The recommendations are then reviewed by the Compensation Committee in conjunction with its consultants to determine if any increases or adjustments to base salary are warranted.

As part of our annual review process in May 2011, our Compensation Committee approved annual merit salary increases for each of our Named Executive Officers. These merit increases for Fiscal Year 2011 ranged from 4% to 8% and took into account the accomplishments of each individual. Following the review process, Ms. Reynolds’s salary increased from $385,000 to $415,000; Mr. McDonough’s salary increased from $258,000 to $275,000; and Mr. Chrystal’s salary increased from $282,000 to $300,000. Mr. Holland’s salary was increased to $325,000 in connection with his promotion to Senior Vice President and Chief Information Officer. Mr. Fisch’s base salary was increased from $950,000 to $975,000, in Fiscal Year 2011 per his employment agreement that was amended in December 2010. The terms of his employment agreement are described in “— Additional Information Regarding Our Summary Compensation Table And Grants Of Plan-Based Awards Table” and “— Additional Information Regarding Potential Payments Upon Termination or Change in Control.”

Annual Incentive Bonus

Annual cash bonuses are intended to offer short-term incentive compensation by rewarding the achievement of corporate objectives linked to seasonal financial results of the Company. Our Compensation Committee typically sets a range of potential bonus opportunities, including a threshold, target and maximum opportunity, which are each expressed as a percentage of such executive officer’s annual base salary that may be awarded to the executive if certain financial performance goals are achieved by the Company. In Fiscal Year 2011, an executive officer could receive an aggregate bonus from 0% to 80% of his or her base salary or, in the case of our Chief Executive Officer, an aggregate bonus from 0% to 200%, depending on the Company’s performance.

The actual bonuses awarded in any year, if any, may be more or less than the target opportunity, depending on the achievement of corporate objectives, as discussed below. We believe that establishing cash bonus opportunities helps us attract and retain qualified and highly skilled executives. These annual bonuses are intended to reward executive officers who have a positive impact on corporate results.

Each year, we establish our corporate financial performance objectives and target goals with reference to achieving pre-set levels of desired financial performance, and with consideration given to our annual and long-term financial plan, as well as to macroeconomic conditions. For Fiscal Year 2011, the annual cash bonuses were linked to the achievement of EBITDA within a range of $77.6 million to $92.7 million (as described below) which provided overall EBITDA growth of approximately 20%. We believe this corporate performance objective and the proportionate weighting assigned, as discussed below, reflected our overall Company goals for Fiscal Year 2011, which balanced the achievement of earnings growth and improving our operating efficiency.

For Fiscal Year 2011, we defined our Spring selling season as the performance period from February 2011 through July 2011 and our Fall selling season as the performance period from August 2011 through January 2012. For Fiscal Year 2011, each of our Spring and Fall selling seasons carried a weight of 25% of the total potential bonus amount while our annual EBITDA target carried a weight of 50% of the total bonus potential amount. The corporate performance during each of the three performance periods is compared separately to the different target amounts. For the Spring and Fall selling seasons, our actual EBITDA, as calculated for the purpose of the annual cash bonus, was $40.6 million and $48.8 million, respectively. For Fiscal Year 2011, our actual EBITDA, as calculated for the purpose of the annual cash bonus, was $89.4 million, representing 104% of our target EBITDA amount for the full fiscal year, and resulted in an earned payout of 154% of each Named Executive Officer’s target bonus amount.

The following table sets forth the EBITDA targets for the Spring and Fall selling seasons and Fiscal Year 2011.

EBITDA Amounts:	Fiscal Year Targets	Spring Season Targets	Fall Season Targets
Threshold	$77.6 million	$33.2 million	$44.4 million
Target	$85.8 million	$36.7 million	$49.1 million
Maximum	$92.7 million	$39.7 million	$53.0 million

The following table shows the potential bonus amounts for each of our Named Executive Officers for different levels of achievement of the EBITDA, as shown in the table above, for each of the Spring and Fall selling seasons and the fiscal year:

	Below Threshold	90% of EBITDA Target	100% of EBITDA Target	108% of EBITDA Above Target
Robert N. Fisch	—	50% salary	100% salary	200% salary
Keith A. McDonough	—	15% salary	30% salary	60% salary
Kim A. Reynolds	—	20% salary	40% salary	80% salary
Michael A. Holland	—	15% salary	30% salary	60% salary
Mark K. J. Chrystal	—	15% salary	30% salary	60% salary

Based upon our achievement of EBITDA as calculated under our cash bonus program, each of our Named Executive Officers received aggregate bonuses in the amount set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, representing amounts earned for Spring Season as well as additional amounts paid in Fiscal Year 2011 which were earned in Fiscal Year 2010. The remainder of the bonuses earned in Fiscal Year 2011 were paid in Fiscal Year 2012.

Long-Term Equity-Based Compensation

The purpose of the 2009 Plan is to enhance our ability to attract and retain highly qualified and talented individuals and motivate them to improve our performance and results for the long-term by providing them with a stake in our Company. We believe that equity-based compensation is an important component of our executive compensation program and that providing a significant portion of our executive officers’ total compensation package in the form of equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term corporate success. Long-term incentives are typically granted annually to executives (or, in the case of new executives, at the time they join the Company).

In determining the long-term incentive structure and award amounts for Fiscal Year 2011, the Committee considered the factors described above under “— Establishing Compensation for Executive Officers,” including a review of each individual’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions, vesting schedules, comparison of individual awards between executives and in relation to other compensation elements, stockholder dilution and accounting expense. For Fiscal Year 2011, our Compensation Committee determined that 50% of our executive officers’ equity-based compensation would be in the form of restricted stock units, with the remaining 50% in the form of stock options. The Compensation Committee determined that for Fiscal Year 2011, the use of two equity vehicles, stock options and restricted stock units, was consistent with market practice and provided a balance between performance and retention because stock options do not have value for our Named Executive Officers unless the stock price appreciates after the grant date and both types of awards over a three-year period of time. The Committee approved the grants to be effective on May 1, 2011. Mr. Fisch received a grant of restricted stock units and stock options in connection with the renewal of his employment agreement in December 2010 and therefore did not receive an annual grant of equity incentive awards in May 2011.

Stock Options:

We believe stock options encourage retention and provide an incentive for our executives to achieve the long-term growth objectives of our Company. Each of our stock options granted in May 2011 vest over the course of three years with one third of the shares vesting on each anniversary of the applicable grant date. The term of the options is ten years.

Below are the stock options that were granted on May 1, 2011 in accordance with our 2009 Plan:

	Number of Stock Options	Exercise Price
Robert N. Fisch	—	—
Keith A. McDonough	17,500	$30.12
Kim A. Reynolds	26,500	$30.12
Michael A. Holland	13,500	$30.12
Mark K. J. Chrystal	17,500	$30.12

In addition to these grants, Mr. Holland received a grant of a stock option to purchase 11,000 shares on August 10, 2011, at an exercise price of $29.46 per share, in connection with his promotion to Senior Vice President and Chief Information Officer.

Restricted Stock Units:

We believe restricted stock unit awards will drive performance, promote retention and foster a long-term ownership perspective for executives. Restricted stock units vest over the course of three years with one third of the award vesting on each anniversary of the applicable grant date. Restricted stock unit awards subject executives to the same downside risk experienced by stockholders and help to focus executives on sustaining the value of the Company. Restricted stock units were granted on May 1, 2011 in accordance with our 2009 Plan as follows:

Number of Restricted Stock Units
Robert N. Fisch	—
Keith A. McDonough	7,500
Kim A. Reynolds	13,500
Michael A. Holland	6,500
Mark K. J. Chrystal	7,500

In addition to these grants, Mr. Holland was granted 4,000 restricted stock units on August 10, 2011, in connection with his promotion to Senior Vice President and Chief Information Officer.

Other Executive Benefits and Perquisites

We provide the following benefits to our executive officers on the same basis as other eligible employees:

•	health insurance;

•	vacation, personal holidays and sick days;

•	life insurance and supplemental life insurance;

•	short-term and long-term disability; and

•	a 401(k) profit-sharing plan with matching contributions.

We believe these benefits are generally consistent with those offered by other companies and specifically with those companies with which we compete for employees.

We also provide an automobile and housing allowances for our Chief Executive Officer, as well as reimbursement of certain travel expenses of our Chief Executive Officer and his spouse.

Employment Agreements and Change in Control Benefits

We have entered into an employment agreement with Mr. Fisch, our Chief Executive Officer, the terms of which are described in “— Additional Information Regarding Our Summary Compensation Table And Grants Of Plan-Based Awards Table” and “— Additional Information Regarding the Table and Description Relating to Potential Payments Upon Termination or Change in Control.” Additionally, some of our option awards provide that in the event of a change in control, such awards will accelerate and vest. Our form of restricted stock unit agreement under the 2009 Plan provides that in the event of a change in control, death or disability, all unvested restricted stock units will immediately become vested in connection therewith.

We believe these severance and change in control benefits are essential elements of our executive compensation package and assist us in recruiting and retaining talented individuals. Further, the change in control provisions: (i) ensure that the actions and recommendations of senior management and other employees with respect to such transactions are in rue21’s and our stockholders’ best interests and (ii) reduce the distraction the impact of such a transaction would have on the personal situation of such officers and other employees.

Policy Regarding Hedging by Executive Officers

The Company’s Insider Trading Policy generally prohibits our executive officers from purchasing, selling or engaging in any transaction involving any derivative securities related to equity securities of the Company and from engaging in short sales with respect to the Company’s securities.

Section 162(m) Compliance

With certain exceptions, Section 162(m) of the Code (“Section 162(m)”) limits the Company’s deduction for compensation in excess of $1 million paid to certain covered employees (generally our Chief Executive Officer and three next highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m). Our Compensation Committee reserves the discretion to provide compensation that is both market and performance-based. Our option awards and annual bonus awards are intended to qualify for deduction under Section 162(m). While our Compensation Committee considers the tax impact of any compensation arrangement, the committee evaluates such impact in light of our overall compensation objectives.

Our Compensation Committee reserves the right to approve non-deductible compensation if it believes it is in the best interests of our stakeholders. Additionally, if any provision of a plan or award that is intended to be performance-based, within the meaning of Section 162(m), is later found to not satisfy the conditions of Section 162(m), our ability to deduct such compensation may be limited.

For a corporation that first becomes a publicly held corporation, the $1 million deduction limitation imposed by Section 162(m) does not apply to remuneration paid under a plan or agreement that existed during the period in which the corporation was not publicly held. This exemption is based on Treasury Regulation Section 1.162-27(f) and may be relied upon until the earlier of (i) the expiration of the plan or agreement, (ii) a material modification of the plan or agreement, (iii) the issuance of all employer stock and other compensation that has been allocated under the plan, or (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering occurred. Accordingly, deduction limitations imposed by Section 162(m) will not apply to compensation payable under our compensatory plans and agreements to the extent any such plan or agreement satisfies the exemption requirements of Treasury Regulation Section 1.162-27(f).

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” set forth above with the Company’s management and, based upon such review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the Form 10-K.

The full text of the Compensation Committee’s charter is available on our website at www.rue21.com (follow the links to Investor Relations, Governance, Documents & Charters).

Respectfully submitted,

The Compensation Committee

Arnold Barron, Chairman
Macon F. Brock Alex Pellegrini

Assessment of Compensation-Related Risks

The Company has reviewed its compensation policies and practices with respect to risk-taking incentives and risk management, and does not believe that potential risks arising from its compensation policies and practices are reasonably likely to have a material adverse effect on the Company for the following reasons:

•	The base salary component of the compensation program is set at an appropriate level so that our executives do not feel pressure to take excessive risks to achieve adequate financial rewards.

•

Our short-term annual incentive bonus is based on the performance of the Company as a whole and therefore cannot be easily influenced by the actions of any one executive seeking to maximize a financial gain.

•

The equity-based, long-term incentive grants align the interests of our executives with the long-term financial well being of the Company, and therefore discourage management from pursuing overly risky business strategies in order to achieve a short-term gain.

•

Mr. Fisch’s incentive-based compensation is subject to a clawback provision, which provides that in the event the Company is required to prepare an accounting restatement due to the material non-compliance by the Company with any financial reporting requirement under the securities laws, the Company will recover from him any amounts in excess of what he would have been paid had there not been an accounting misstatement for the three-year period preceding the date on which the Company is required to prepare an accounting restatement.

Summary Compensation Table

The following table sets forth certain information with respect to compensation for Fiscal Year 2011, the fiscal year ended January 29, 2011 (“Fiscal Year 2010”) and the fiscal year ended January 30, 2010 (“Fiscal Year 2009”) earned by, awarded or paid to, our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert N. Fisch	2011	975,000	—	—	1,518,750	92,769	2,586,519
Chairman, President and CEO	2010	906,055	749,993	2,153,612	998,125	79,257	4,887,042
	2009	800,000	—	507,657	880,000	100,440	2,288,097

Keith A. McDonough	2011	270,750	225,900	282,975	149,338	10,337	939,300
Senior Vice President and Chief Financial Officer	2010	251,231	—	374,294	120,478	10,071	756,074
	2009	235,654	—	203,064	117,875	2,567	559,160

Kim A. Reynolds	2011	407,500	406,620	428,505	291,458	11,357	1,545,440
Senior Vice President and General Merchandise Manager	2010	372,308	—	655,015	213,000	10,007	1,250,330
	2009	344,423	—	406,128	206,750	3,805	961,106

Michael A. Holland	2011	290,193	313,620	432,465	144,619	11,604	1,192,501
Senior Vice President and Chief Information Officer

Mark K. J. Chrystal	2011	295,500	225,900	282,975	163,225	—	967,600
Senior Vice President of Planning and Allocation	2010	274,808	—	374,295	132,095	164	781,362
	2009	258,654	—	101,529	129,375	164	489,722

(1)

The value of these awards was calculated based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the valuation may be found in Note 5 to the financial statements in the Form 10-K.

(2)

The values of these awards was calculated based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures related to service-based vesting conditions. A discussion of the relevant assumptions made in the valuation may be found in Note 5 to the financial statements in the Form 10-K.

(3)	Represents amounts paid in each fiscal year based on the prior fiscal year’s performance, as well as Spring bonus amounts earned and paid in the applicable fiscal year.

(4)

Includes 401(k) profit-sharing plan contributions for eligible employees, term life insurance, disability insurance, long-term care insurance and other personal benefits. The amounts in this column include the following for Fiscal Year 2011:

Name	401(k) Match (a)	Professional Fees (f)	Life Insurance (b)	Automobile Allowance (c)	Personal Travel (d)	Housing Allowance (e)
Robert N. Fisch	—	2,500	3,074	9,948	50,395	26,852
Keith A. McDonough	10,337	—	—	—	—	—
Kim A. Reynolds	11,357	—	—	—	—	—
Michael A. Holland	11,604	—	—	—	—	—
Mark K. J. Chrystal	—	—	—	—	—	—

(a)	Reflects amounts of Company contributions to the 401(k) profit-sharing plan for eligible employees who chose to participate.

(b)	Represents premiums paid by us for applicable insurance policies.

(c)	Includes an automobile and reimbursement for all related insurance and maintenance costs.

(d)	Includes commercial airfare and other travel-related expenses of our Chief Executive Officer and his spouse to and from our corporate headquarters.

(e)	Represents the dollar value of rent and utilities paid by us for an apartment used by Mr. Fisch when he is in Pennsylvania.

(f)	Represents the dollar value of accounting fees paid by us used by Mr. Fisch.

Grants of Plan-Based Awards (Fiscal Year 2011)

The following table sets forth certain information regarding grants of plan-based awards for Fiscal Year 2011 to our Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Robert N. Fisch	—	487,500	975,000	1,950,000	—	—	—	—
Keith A. McDonough		41,250	82,500	165,000	—	—	—	—
	5/1/2011	—	—	—	—	17,500	30.12	282,975
	5/1/2011	—	—	—	7,500	—	—	225,900
Kim A. Reynolds	—	83,000	166,000	332,000	—	—	—	—
	5/1/2011	—	—	—	—	26,500	30.12	428,505
	5/1/2011	—	—	—	13,500	—	—	406,620
Michael A. Holland	—	48,750	97,500	195,000	—	—	—	—
	5/1/2011	—	—	—	—	13,500	30.12	218,295
	5/1/2011	—	—	—	6,500	—	—	195,780
	8/10/2011	—	—	—	—	11,000	29.46	214,170
	8/10/2011	—	—	—	4,000	—	—	117,840
Mark K. J. Chrystal	—	45,000	90,000	180,000	—	—	—	—
	5/1/2011	—	—	—		17,500	30.12	282,975
	5/1/2011	—	—	—	7,500	—	—	225,900

(1)

The amounts reported in these columns relate to bonuses under the Company’s annual cash bonus plan (as described in the “Components of the 2011 Executive Compensation Program – Annual Incentive Bonus” section of this proxy statement) for which threshold, target and maximum percentages were set in Fiscal Year 2011, a portion of which is estimated to be paid in Fiscal Year 2012 if earned for Fiscal Year 2011. For the actual amount of the Fiscal Year 2011 awards paid to our Named Executive Officers, see the “Non-Equity Incentive Compensation Plan” column of the Summary Compensation Table.

(2)

The amounts set forth in this column represent the number of restricted stock units granted under the 2009 Plan to all of our Named Executive Officers (excluding Mr. Fisch) in May 2011, as well as a grant of restricted stock units made to Mr. Holland in August 2011 in conjunction with his promotion to Senior Vice President and Chief Information Officer.

(3)

The amounts set forth in this column represent the number of shares of common stock underlying stock options granted to each of our Named Executive Officers (excluding Mr. Fisch) in May 2011 under our 2009 Plan, as well as stock options granted to Mr. Holland in August 2011 in conjunction with his promotion to Senior Vice President and Chief Information Officer.

(4)

The amounts set forth in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock options and restricted stock units granted to each of our Named Executive Officers (excluding Mr. Fisch) in May 2011, as well as stock options and restricted stock units granted to Mr. Holland in August 2011 in conjunction with his promotion to Senior Vice President and Chief Information Officer. The values of these awards were calculated based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, disregarding any estimate of forfeitures due to service-based besting conditions. A discussion of the relevant assumptions made in the valuation may be found in Note 5 to the financial statements in the Form 10-K.

Additional Information Regarding Our Summary Compensation Table and Grants of Plan-Based Awards Table

On December 17, 2010, we entered into an amended and restated employment agreement with Mr. Fisch. Under the terms of his amended employment agreement, Mr. Fisch is entitled to the following, among other matters:

•

annual base salary of $950,000, effective from December 17, 2010 through February 1, 2011, which increased to $975,000 effective February 1, 2011, with further increases to be made in the discretion of the Compensation Committee on an annual basis;

•

annual 2011 performance bonus targeted at 100% of base salary and ranging from 0% to a maximum of 200% of base salary, with 2012 and 2013 annual bonuses to be made in the discretion of the Compensation Committee; provided that the range of such bonuses will not be less than the range for Fiscal Year 2011;

•

participation in our employee benefit programs or other arrangements made available by the Company to its senior executives and/or employees generally on a basis consistent with the terms, conditions and overall administration of such plans;

•	reimbursement for all reasonable travel and other reasonable out-of-pocket business expenses and financial planning and tax preparation services not to exceed $15,000 per calendar year;

•	four weeks paid vacation for each year during the term;

•	an automobile mutually agreed upon by Mr. Fisch and the Board and reimbursement for all related insurance and maintenance costs; and

•

housing allowance for an apartment near our corporate headquarters, reimbursement of Mr. Fisch’s and his spouse’s costs for all roundtrip airfare between either the greater New York City area and Pittsburgh, Pennsylvania or Miami, Florida and Pittsburgh, Pennsylvania, during the term of the employment agreement.

Pursuant to his employment agreement, Mr. Fisch may not solicit any of our employees or compete with the Company’s business during the term of his employment and for two years following his date of termination.

Under his employment agreement, Mr. Fisch is also entitled to certain severance and other payments in connection with a change in control, or if his employment is terminated under certain circumstances. For more information on the nature of these payments, see “— Potential Payments Upon Termination or Change in Control,” and “— Additional Information Regarding Potential Payments Upon Termination or Change in Control.”

Annual Cash Incentive Program

As described under “— Compensation Discussion and Analysis,” each of our Named Executive Officers is eligible to receive annual cash bonuses upon the Company’s achievement of certain pre-established corporate financial performance objectives, so long as they are employed by the Company on the date such annual bonuses are payable. Bonuses are structured as a percentage of such Named Executive Officer’s annual base salary.

2009 Plan and 2011 Stock Option and Restricted Stock Unit Awards

As more fully described in “— Compensation Discussion and Analysis,” our Board administers the 2009 Plan. The 2009 Plan permits us to grant certain incentive awards to our officers, employees, non-employee directors and consultants or advisors, including stock options, stock appreciation rights, share awards or a combination of the foregoing.

In May 2011, we granted non-qualified stock option awards to our Named Executive Officers, with the exception of Mr. Fisch, under the 2009 Plan (the “2011 Stock Option Awards”). Each of these 2011 Stock Option Awards were issued pursuant to an option agreement and provide for vesting in three equal annual installments beginning on the first anniversary of the grant date with an expiration date ten years from the date of grant. In May 2011, we also granted restricted stock unit awards to our Named Executive Officers, with the exception of Mr. Fisch. Each restricted stock unit represents a contingent right to receive one share of Company common stock and are accompanied by dividend equivalent rights. The restricted stock units vest in three equal annual installments beginning on the first anniversary of the grant date.

For a description of how a change in control or termination affects our option and restricted stock unit awards, see “— Potential Payments Upon Termination or Change in Control” and “— Additional Information Regarding Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at Fiscal Year End 2011

The following table sets forth certain information with respect to outstanding equity awards of each of our Named Executive Officers as of January 28, 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert N. Fisch	40,000	—		0.006	8/1/2015
	48,000	—		0.006	8/1/2016
	75,000	—		8.00	1/4/2018
	36,850	36,852	(a)	11.80	7/24/2019
	37,500	37,500	(b)	34.27	4/5/2020
	15,293	30,585	(c)	30.49	12/17/2020
						16,399	(a)	417,191
Keith A. McDonough	2,000	—		0.005	8/1/2015
	24,000	—		0.005	8/1/2016
	40,000	—		8.00	1/4/2018
	14,740	14,740	(d)	11.80	7/24/2019
	10,000	10,000	(e)	34.27	4/5/2020
	—	17,500	(f)	30.12	5/1/2021
						7,500	(b)	190,800
Kim A. Reynolds	4,000	—		0.005	8/1/2015
	40,000	—		0.005	8/1/2016
	80,000	—		8.00	1/4/2018
	29,481	29,481	(g)	11.80	7/24/2019
	17,500	17,500	(h)	34.27	4/5/2020
	—	26,500	(i)	30.12	5/1/2021
						13,500	(c)	343,440
Michael A. Holland	25,000	—		8.00	1/4/2018
	7,370	7,370	(j)	11.80	7/24/2019
	7,500	7,500	(k)	34.27	4/5/2020
	—	13,500	(l)	30.12	5/1/2021
	—	11,000	(m)	29.46	8/10/2021
						6,500	(d)	165,360
						4,000	(e)	101,760
Mark K. J. Chrystal	—	12,500	(n)	8.00	6/16/2018
	3,870	7,370	(j)	11.80	7/24/2019
	10,000	10,000	(e)	34.27	4/5/2020
	—	17,500	(f)	30.12	5/1/2021
						7,500	(b)	190,800

The following footnotes set forth the vest dates for the outstanding option awards (with vesting generally contingent on employment):

(a)	Options vest 18,426 on 7/24/2012 and 18,426 on 7/24/2013.

(b)	Options vest 18,750 on 4/5/2013 and 18,750 on 4/5/2014.

(c)	Options vest 15,292 on 12/17/2012 and 15,293 on 12/17/2013.

(d)	Options vest 7,370 on 7/24/2012 and 7,371 on 7/24/2013.

(e)	Options vest 5,000 on 4/5/2013 and 5,000 on 4/5/2014.

(f)	Options vest 5,834 on 5/1/2012, 5,833 on 5/1/2013 and 5,833 on 5/1/2014.

(g)	Options vest 8,474 on 7/24/2012 and 8,474 on 7/24/2013.

(h)	Options vest 8,750 on 4/5/2013 and 8,750 on 4/5/2014.

(i)	Options vest 8,834 on 5/1/2012, 8.833 on 5/1/2013 and 8,833 on 5/1/2014.

(j)	Options vest 3,685 on 7/24/2012 and 3,685 on 7/24/2013.

(k)	Options vest 3,750 on 4/5/2013, 3,750 on 4/5/2014.

(l)	Options vest 4,500 on 5/1/2012, 4,500 on 5/1/2013 and 4,500 on 5/1/2014.

(m)	Options vest 3,667 on 8/10/2012, 4,500 on 8/10/2013 and 4,500 on 8/10/2014.

(n)	Options vest 12,500 on 6/16/2012.

The following footnotes set forth the vest dates for the outstanding stock awards (with vesting generally contingent on employment):

(a)	Award vests 8,199 on 12/17/2012 and 8,200 on 12/17/2013.

(b)	Award vests 2,500 on 5/1/2012, 2,500 on 5/1/2013 and 2,500 on 5/1/2014.

(c)	Award vests 4,500 on 5/1/2012, 4,500 on 5/1/2013 and 4,500 on 5/1/2014.

(d)	Award vests 2,167 on 5/1/2012, 2,166 on 5/1/2013 and 2,166 on 5/1/2014.

(e)	Award vests 1,334 on 5/10/2012, 1,333 on 5/1/2013 and 1,333 on 5/1/2013.

Options Exercised and Stock Vested (Fiscal Year 2011)

The following table sets forth certain information with respect to the exercise of stock options, and restricted stock units that vested, during Fiscal Year 2011 with respect to our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert N. Fisch	—	—	8,199	176,976
Keith A. McDonough	—	—	—	—
Kim A. Reynolds	—	—	—	—
Michael A. Holland	—	—	—	—
Mark K. J. Chrystal	16,000	352,765	—	—

Potential Payments Upon Termination or Change in Control

The table and information provided below set forth estimates of the value of the compensation and benefits due to our Named Executive Officers in connection with a change in control (as defined in the applicable agreement(s) or plan documents) or termination of employment under the scenarios described below, presuming a termination or change in control date of January 28, 2012, and a valuation of our common stock based on its closing market price on January 27, 2012 of $25.44 per share. The analysis below assumes that our Named Executive Officers will take all action necessary or appropriate for them to receive the maximum available benefit, such as execution of a release of claims and compliance with restrictive covenants described below.

The payments and benefits detailed are in addition to any payments and benefits under our plans or arrangements which are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for the Named Executive Officers including, without limitation, any stock options vested as of January 28, 2012 (which are shown in the Outstanding Equity Awards at Fiscal Year-End 2011 Table).

Additional descriptions of the terms of our agreements, plans and arrangements with our Named Executive Officers are set forth in “— Compensation Discussion and Analysis” and “— Additional Information Regarding our Summary Compensation Table and Grants of Plan-Based Awards Table.”

Robert N. Fisch, President and Chief Executive Officer

	Termination for Cause or Without Good Reason	Death or Disability	Change in Control Termination	Termination Without Cause or for Good Reason	Company Failure to Renew
			(In Dollars)
Compensation
Cash Severance	—	—	1,950,000	1,950,000	1,950,000
Cash Severance Bonus	—	—	1,950,000	1,950,000	—
Stock Options — Unvested and Accelerated	—	—	502,661	—	—
Restricted Stock Units — Accelerated(1)	—	417,191	417,191	—	—
Health Benefits Continuation	—	—	23,355	23,355	23,355

Total	—	417,191	4,843,207	3,923,355	1,973,355

(1)	In the event of a change in control, all option awards and restricted stock units accelerate and vest.

McDonough, Reynolds, Holland, and Chrystal

If a change in control (as defined in the applicable plan) occurred as of January 28, 2012, stock option awards granted to our Named Executive Officers would have vested and become immediately exercisable. Mr. McDonough would have received $391,867, Ms. Reynolds would have received $745,561, and Messrs. Holland and Chrystal would have each received $366,692 and $290,372, respectively, in terms of the dollar value of the accelerated portion of their respective stock option awards. Except as described below, these individuals would not be entitled to any additional payments in connection with a change in control. Our Named Executive Officers would also receive a severance payment equivalent to six months of base salary if their employment with us is terminated without cause. As of January 28, 2012, for Messrs. McDonough, Chrystal, and Holland, such severance payment would have been equal to $137,500, $150,000 and $162,500, respectively, and the severance payment for Ms. Reynolds would have been equal to $207,500. Upon termination for death and disability, Messrs. McDonough, Holland, and Chrystal would have received $190,800, $267,120, and $190,800, respectively, in terms of the dollar value of the accelerated portion of their restricted stock unit awards. Ms. Reynolds would have received $343,440 in terms of dollar value of the accelerated portion of her restricted stock awards.

Additional Information Regarding the Table and Description Relating to Potential Payments Upon Termination or Change in Control

Employment Agreement with Mr. Fisch

Mr. Fisch is entitled to the following severance payments if his employment is terminated by us for cause or by him without good reason:

•	accrued but unpaid base salary;

•	reimbursement of expenses and benefits to which he is entitled; and

•	in the case of a termination by Mr. Fisch without good reason, he will have 60 days from the date of delivery of the notice of termination to exercise any vested and exercisable options.

Mr. Fisch is entitled to the following severance payments if he dies or if his employment is terminated by the Company due to disability:

•	accrued but unpaid base salary;

•

the pro rata portion of his performance bonus for the year in which death or disability occurs (based upon the performance bonus for which he is eligible that year, with any discretionary components deemed satisfied to the fullest extent);

•	his performance bonus for the year preceding the year in which death or disability occurs if then due and owing; and

•

other benefits and payments then due (including reimbursement of expenses and benefits to which he is entitled and, in the event of death, life insurance payments, and in the case of disability, long or short-term disability benefits).

In the event Mr. Fisch’s employment is terminated by us without cause or by him for good reason, he would be entitled to the following payments, subject to his execution of a general release of claims against the Company:

•	accrued but unpaid base salary;

•	two times his base salary then in effect (to be paid in one lump sum payment on the 60th day after the effective date of termination);

•

two times the greater of (i) his performance bonus target for the year of termination, and (ii) the average of his actual performance bonus earned for the two years immediately preceding the year in which the termination occurs;

•

continuation of employee benefits for 24 months following termination to the extent permitted or, if not permitted, then a lump sum payment of reasonably equivalent value of the discontinued benefit (subject to Mr. Fisch’s timely COBRA election and his continued co-payment of the applicable premiums at the active employee rates);

•

all accrued benefits under all retirement plans for which he is eligible and has participated shall fully vest, and will be calculated as if he were credited with two additional years of age and/or service to the Company;

•	reimbursement of expenses to which he is entitled;

•	the performance bonus for the year preceding the year in which his termination occurs if then due and owing; and

•	Mr. Fisch will have 90 days from the date of delivery of the termination notice to exercise any vested and exercisable options.

In the event we choose not to renew his employment agreement and he executes a general release of claims, Mr. Fisch will be eligible to receive an amount equal to 24 months of his base salary in effect at the end of the term in which we chose not to renew his employment agreement (to be paid in one lump sum payment on the 60th day after the effective date of his termination) and the continuation of employee benefits for 24 months following the end of the term, to the extent permitted (subject to Mr. Fisch’s timely COBRA election and his continued co-payment of the applicable premiums at the active employee rates).

Mr. Fisch is also subject to non-competition and non-solicitation obligations which are in place during the term of his agreement and for a period of 24 months following termination of his agreement. Additionally, Mr. Fisch’s employment agreement with the Company states that at all times during its term, Mr. Fisch agrees to hold shares of the Company (including all vested options to purchase shares) having a fair market value of not less than two (2) times his base salary and performance bonus target.

If payments or benefits received or to be received by Mr. Fisch in connection with or contingent on a change in ownership or control of the Company, within the meaning of Section 280G of the Code, whether or not in connection with his termination of employment, and whether or not pursuant to his employment agreement (collectively, the “Payments”) would (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payments shall be reduced to either (i) the largest portion of the Payments that would result in no portion of the Payments being subject to the Excise Tax or (ii) the largest portion, up to and including all, of the Payments, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in his receipt, on an after-tax basis, of the greater amount of the Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.

For purposes of his employment agreement, “cause” is defined as: (i) acts or omissions which constitute intentional misconduct or a knowing violation of a material written Company policy; (ii) personal receipt of money, property or services by any person in knowing violation of applicable law or a violation of a material written Company policy; (iii) an act of fraud, conversion, misappropriation or embezzlement or his conviction of, or entry of a guilty plea or plea of no contest, with respect to a felony, the equivalent thereof, or any other crime in which imprisonment is possible; (iv) an act of moral turpitude adversely affecting his ability to perform his duties; (v) alcohol or controlled substance abuse; (vi) reckless disregard in the performance of his duties; (vii) the commission in bad faith of any act which injures or could reasonably be expected to injure the reputation, business or business relationships of our Company; (viii) material breach of his non-competition, confidentiality or non-solicitation obligations set forth in his employment agreement; or (ix) any other breach of his employment agreement in any material respect which continues uncured for thirty days after receipt of written notice of such breach from the Company.

For purposes of his employment agreement, “disability” shall mean the Executive’s inability to perform his duties to the Company on a full-time basis, either with or without reasonable accommodation, as defined in the Americans with Disabilities Act, for 120 consecutive days, or a total of 180 days in any twelve month period as reasonably determined by the Board of the Company.

For purposes of his employment agreement, “good reason” is defined as, other than with Mr. Fisch’s consent: (i) removal or failure to reappoint him to the position he then holds with the Company pursuant to his employment agreement (other than for cause, death or disability, or in the case of his removal from the position of Chairman of the Board by a requirement of law); (ii) any material decrease or other material adverse change in his duties and responsibilities, as set forth in his employment agreement; (iii) the failure to continue to elect Mr. Fisch to the Board or the removal of Mr. Fisch from the Board at any time during the term of his employment agreement; (iv) any other material breach by us of his employment agreement and which, in respect to clauses (ii) above and this clause (iv), continues uncured for thirty days after receipt by the Company of written notice of breach from Mr. Fisch; or (v) a “change in control” of the Company, provided that he remains employed by us for a period of six months following the change in control before he terminates his employment for good reason solely by reason of such change in control.

For purposes of his employment agreement, “change in control” means, other than with Mr. Fisch’s consent, the occurrence of any of the following events:

(i) the Company is merged, consolidated or reorganized into or with another company or other entity and, as a result of such merger, consolidation or reorganization, less than a majority of the combined voting power of the then-outstanding securities entitled to vote generally in the election of members of the Board (the “Voting Stock”) of such company or other entity immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction; or

(ii) the Company sells or otherwise transfers all or substantially all of its assets or capital stock to another company or other entity or person, and, as a result of such sale or transfer, less than a majority of the combined voting power of the then-outstanding voting stock of such company or other entity or person is held in the aggregate by the holders of the Voting Stock of the Company immediately prior to such sale or transfer; or

(iii) “any “person” or “persons” (as such term is used in Section 13(d) of the Exchange Act) other than Apax Partners and its affiliates, becomes the “beneficial owner” (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities.

Amended and Restated 2003 Ownership Incentive Plan

Change in Control

In the event of a change in control of the Company, as defined below, unless otherwise provided in an agreement evidencing the award, all awards that have been issued under our 2003 Plan and that have been outstanding for at least six months (and which have not previously been terminated under the terms of the 2003 Plan or an agreement evidencing an award made thereunder) will immediately vest and become exercisable. Such vesting will occur without regard to any limitation imposed by the 2003 Plan or the Compensation Committee at the time the award was granted, which permits all or any part of the award to be exercised only after the lapse of time or the attainment of performance objectives or other conditions to exercise, and such awards will remain vested and exercisable until the expiration of such award.

For purposes of the 2003 Plan, a change in control has the following meaning with respect to any options outstanding thereunder:

(A) a person or group (other than SKM Investment Fund II and SKM Equity Fund II, L.P., a majority-owned subsidiary or any employee benefit plan(s) sponsored by the Company or a subsidiary of the Company) through one or a series of related transactions has acquired beneficial ownership of securities representing 50% or more of the Voting Stock,

(B) there is a merger, consolidation, or exchange by the Company with or into another company or other entity, or any other corporate reorganization or sale or transfer of capital stock (other than through an underwritten, public offering of Company stock) whether by the Company or its stockholders, in which less than a majority of the Voting Stock of such company or other entity immediately after such transaction is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction, or

(C) there is a sale of all or substantially all of the Company’s assets.

Other Termination Events Affecting Option Awards Granted Under the 2003 Plan

Except as otherwise provided below, any unexercised options will terminate at the close of business on the thirtieth day following the date the optionee ceases to provide services to the Company. If an optionee ceases to provide services to the Company for cause (as defined in the 2003 Plan), then any unexercised option outstanding under the 2003 Plan will immediately terminate. If an optionee ceases to provide services to the Company by reason of resignation with the consent of the Compensation Committee, any outstanding options will terminate three months after the optionee ceases to provide services to the Company; provided, however, that if the optionee dies during the three-month period, the option will terminate fifteen months after the optionee ceases to provide services to the Company. If the optionee ceases to provide services to the Company by reason of death, incapacity or retirement, any outstanding options will terminate fifteen months after the employee ceases to be employed by the Company. Where an option is exercised more than three months after the optionee ceases to provide services to the Company, the option may be exercised only to the extent it could have been exercised on the date three months after the optionee ceased to provide services to the Company. Notwithstanding the foregoing, no option will be exercisable after the expiration of the term for which the option was granted, which will in no event exceed ten years.

2009 Omnibus Incentive Plan

Change in Control

In the event of a change in control of the Company, as defined below, and except as otherwise provided by the Compensation Committee in an award agreement, any unvested awards granted under the 2009 Plan will not vest but will be treated in accordance with one of the following methods as determined by the Compensation Committee:

(i) awards, whether or not then vested, will be continued, assumed or have new rights substituted therefore, as determined by the Compensation Committee, and restrictions to which awards granted prior to the change in control are subject will not lapse upon a change in control and the awards will, where appropriate in the sole discretion of the Compensation Committee, receive the same distribution as other common stock on such terms as determined by the Compensation Committee; provided that the Compensation Committee may decide to award additional awards in lieu of any cash distribution;

(ii) in the event of a merger or consolidation in which the Company is not the surviving entity or in the event of any transaction that results in the acquisition of substantially all of the Company’s outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of all or substantially all of the Company’s assets (all of the foregoing constituting an “Acquisition Event”), then the Compensation Committee may, in its sole discretion, terminate all outstanding and unexercised awards made under the 2009 Plan that provides for a participant elected exercise, effective as of the Acquisition Event, by delivering notice of termination to each participant at least 20 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such participant will have the right to exercise in full all of his or her awards that are then outstanding (without regard to any limitations on exercisability otherwise contained in the award agreements), but any such exercise will be contingent upon the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto will be null and void;

(iii) the Compensation Committee, in its sole discretion, may provide for the purchase of any awards by the Company or an affiliate for an amount of cash equal to the excess of the Change in Control Price (which is defined as the highest price per share of common stock paid in any transaction related to a change in control) of the shares of common stock covered by such awards, over the aggregate exercise price of such awards; or

(iv) the Compensation Committee may, in its sole discretion, provide for accelerated vesting or lapse of restrictions, of an award at any time.

For purposes of the 2009 Plan, a change in control will be deemed to have occurred in the following situations:

(a) any person, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a), (c), or (d) herein, or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions set forth in the 2009 Plan) acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a change in control of the Company; or

(d) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, with respect to any Award that is characterized as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a change in control under the 2009 Plan unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

Other Termination Events Affecting Stock Options and Restricted Stock Units Granted Under the 2009 Plan

Non-Qualified Stock Option Agreements

The form of nonqualified stock option agreement under the 2009 Plan provides generally that any portion of an option that is not vested as of the date of a participant’s termination for any reason will terminate and expire as of the date of such termination. In the event of a participant’s termination by reason of death or disability (as defined in the 2009 Plan), the vested portion of the option at the time of termination will remain exercisable until the earlier of (i) one year from the date of such termination, and (ii) the expiration of the stated term of the option. In the event of a change in control (as defined in the 2009 Plan), any unvested portion of the option at the time of termination will immediately become vested in connection therewith; provided the participant is continuously employed by the Company or its subsidiaries through such date. In the event of a participant’s involuntary termination by the Company without cause (as defined in the 2009 Plan), the vested portion of the option at the time of termination will remain exercisable until the earlier of (i) ninety (90) days from the date of such termination, and (ii) the expiration of the stated term of the option. In the event of a participant’s voluntary termination, the vested portion of the option at the time of termination will remain exercisable until the earlier of (i) thirty (30) days from the date of such termination, and (ii) the expiration of the stated term of the option. In the event of a participant’s termination by the Company for cause (as defined in the 2009 Plan), all options granted thereunder (whether or not vested) will terminate and expire upon such termination.

Restricted Stock Unit Agreements

The form of restricted stock unit agreement under the 2009 Plan provides that in the event of a change in control (as such term is defined in the 2009 Plan), all unvested restricted stock units will immediately become vested in connection therewith; provided the participant is continuously employed by the Company or its subsidiaries through such date. The form of restricted stock unit agreements under the 2009 Plan provide that all unvested restricted stock units will immediately become vested upon a termination due to the participant’s death or disability (as such term is defined in the 2009 Plan).

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information Table (as of January 28, 2012)

Plan Category	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants And Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants And Rights (b)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) (c)
Equity Compensation Plans approved by security holders	1,600,320	$18.41	2,674,324
Equity Compensation Plans not approved by security holders	—	—	—

Total	1,600,320	$18.41	2,674,324

(a)	These plans consist of our Amended and Restated 2003 Plan and the 2009 Plan.

(b)	The weighted-average price does not include restricted stock unit or deferred stock unit awards.

(c)	Consists of shares available for restricted stock unit awards, performance share unit awards, deferred stock unit awards, and other equity awards under the 2009 Plan.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Procedures for Approval and/or Ratification of Related Party Transactions

Our Board adopted a written Code of Business Conduct and Ethics which discourages our employees, officers and directors from entering into any transaction that may cause a conflict of interest for us. Any potential conflict of interest, including related party transactions (in which the Company was or is to be a participant, the amount involved exceeds $120,000 and in which a “related person” (as defined by Item 404 of Regulation S-K) has a direct or indirect material interest), must be reported to the employee’s managers or to our General Counsel who then reviews and summarizes the proposed transaction for review by the Audit Committee and then if necessary the full Board. In approving or rejecting such proposed transactions, our Audit Committee, in conjunction with our General Counsel, considers all of the relevant facts and circumstances available and deemed relevant, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence. We only approve those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as determined in good faith by our Board and General Counsel.

Additionally, our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) addresses agreements and transactions that the Company may enter into with Apax Partners. The Certificate of Incorporation provides that in the event that Apax Partners or any of its affiliates enters into an agreement or transaction with the Company or any of its affiliates, a director or officer of the Company who is also a director or officer of Apax Partners (such as Messrs. Megrue and Pellegrini) will be deemed to have satisfied and fulfilled their fiduciary duties to the Company and its stockholders with respect to such agreement or transaction if:

(i) the agreement or transaction was approved by (A) an affirmative vote of a majority of the members of the Board, who are not persons with a material financial interest in the agreement or transaction (“Interested Persons”), (B) an affirmative vote of a majority of the members of a committee of the Board, consisting of members who are not Interested Persons or (C) one or more of the Company’s officers or employees who are not Interested Persons and who were authorized by the Board or a committee thereof in the manner set forth in (A) and (B) above, in each case after being made aware of the material facts of the relationship between each of the Company or an affiliate thereof and Apax Partners or an affiliate thereof and the material terms and facts of the agreement or transaction;

(ii) the agreement or transaction was fair to the Company at the time the agreement or transaction was entered into by the Company; or

(iii) the agreement or transaction was approved by an affirmative vote of a majority of the shares of the Company’s common stock entitled to vote, excluding shares held by Apax Partners, any affiliate of Apax Partners or any Interested Person.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Its purpose is to monitor the integrity of the financial statements, review the Company’s internal accounting procedures and controls, oversee the independence, qualification and performance of the independent registered public accounting firm, appoint the independent registered public accounting firm, and monitor the effectiveness of the Company’s ethics and corporate compliance programs. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee’s charter is available on our website at www.rue21.com (follow the links to Investor Relations, Governance, Documents & Charters).

The Audit Committee has reviewed and discussed the audited financial statements of the Company for Fiscal Year 2011 with the Company’s management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable Public Company Accounting Oversight Board and Securities and Exchange Commission requirements. This includes a discussion with Ernst & Young LLP regarding the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board. The Committee also has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence from management and the Company, and discussed with Ernst & Young LLP its independence. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Form 10-K for Fiscal Year 2011 for filing with the SEC.

The Audit Committee

Bruce Hartman, Chairman

Arnold S. Barron

Laura J. Sen

PROPOSAL NO. 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012

The Audit Committee has appointed Ernst & Young LLP, who served as the Company’s independent registered public accounting firm for Fiscal Year 2011 and Fiscal Year 2010, to be our independent registered public accounting firm for Fiscal Year 2012. The stockholders are being asked to ratify this appointment at the Annual Meeting. A representative of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she so desires.

Audit and Non-Audit Fees and Independent Public Accountants

The following table sets forth the aggregate fees billed to us by Ernst & Young LLP in Fiscal Year 2011 and Fiscal Year 2010.

	Fiscal Year 2011	Fiscal Year 2010
Audit Fees	$653,655	$572,973
Audit-Related Fees	—	—
Tax Fees	$159,696	$135,076
All Other Fees	—	—

Total of All Fees	$813,351	$708,049

Audit Fees.    Audit Fees include fees billed for professional services rendered in connection with the audit of our consolidated financial statements and the review of our interim consolidated financial statements included in quarterly reports, as well as fees for services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards. Fiscal Year 2010 services also included fees billed for services rendered in connection with the audit of internal controls over financial reporting.

Audit-Related Fees.    There were no amounts billed for audit-related services during Fiscal Year 2011 or Fiscal Year 2010.

Tax Fees.    Tax fees set forth for Fiscal Year 2011 and Fiscal Year 2010 are for tax-related services related primarily to tax compliance (including U.S. federal and state returns), tax consulting and tax planning.

The Audit Committee pre-approves the terms of all auditing services and the terms of any audit-related, tax, or other non-audit services which the independent registered public accounting firm is permitted to render under Section 10A(h) of the Exchange Act. Pursuant to our Audit Committee pre-approval policy, the Audit Committee may delegate the pre-approval to one or more of its members, provided that such approvals are presented to the Audit Committee at a subsequent meeting.

The Audit Committee has adopted a written policy for pre-approvals. The policy provides that the Audit Committee must specifically pre-approve the terms of the annual audit services engagement and may pre-approve, for up to one year in advance, particular types of permissible audit-related, tax and other non-audit services. The policy also provides that the services shall be described in sufficient detail as to the scope of services, fee and fee structure, and the impact on auditor independence. The policy also provides that the Committee should be mindful of the relationship between fees for audit and non-audit services. The Audit Committee has delegated this pre-approval authority to the Chairman of the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012.

OTHER MATTERS

As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies properly provided to the Company will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. We will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a security holder at a shared address to which a single copy of the documents was delivered. You can notify us by sending a written request to rue21, inc., Investor Relations, 800 Commonwealth Drive, Warrendale, Pennsylvania, 15086, or by calling us at (724) 776-7627 if you would like to receive separate copies of mailed materials relating to future meetings, or if you are sharing an address and you wish to request delivery of a single copy of mailed materials if you are now receiving multiple copies.

In accordance with rules recently adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

Advance Notice Procedures

Under our By-laws, no business may be conducted before an annual meeting of stockholders unless it is properly brought before the meeting by or at the direction of the Board or by a stockholder of record entitled to vote who has delivered written notice to our Secretary (containing certain information specified in our By-laws about the stockholder and the proposed action as summarized in “Information Concerning Our Board of Directors — Corporate Governance and Nominating Committee”) no more than 120 days prior to and at least 90 days prior to the anniversary date of the preceding year’s annual meeting; that is, with respect to the 2013 Annual meeting, no earlier than February 8, 2013 and no later than March 10, 2013. In the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or 60 days after such anniversary date, to be timely, a stockholder’s notice must be received by the Secretary by the close of business on the tenth day following the day on which a public announcement (as defined in the

By-laws) with respect to the date of such meeting is first made by the Company. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

Stockholder Proposals for the 2013 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2013 may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be received by us no later than December 28, 2012 unless the date of our 2013 Annual Meeting is changed by more than 30 days from June 8, 2012, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

Proxy Solicitation and Costs

The proxies being solicited hereby are being solicited by the Board of the Company. The cost of soliciting proxies will be borne by the Company. We have not retained an outside firm to aid in the solicitation. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Incorporation by Reference

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and none of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.

Availability of SEC Filings, Code Of Business Conduct and Ethics And Committee Charters

Copies of our reports on Forms 10-K (including the financial statements and financial statement schedules), 10-Q, 8-K and all amendments to those reports filed with the SEC, our Code of Business Conduct and Ethics, and the charters of the Audit, the Compensation, and the Nominating and Corporate Governance Committees, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, www.rue21.com (follow the link to Investor Relations), or may be requested in print, at no cost, by telephone at (724) 776-9780 or by mail at: rue21, inc., 800 Commonwealth Drive, Warrendale, Pennsylvania 15086, Attention: Investor Relations.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the Stockholder meeting date.

rue21, inc.	INTERNET http://www.proxyvoting.com/rue Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 20761	Fulfillment# 20769-1

▼ FOLD AND DETACH HERE ▼

THE PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTOR, “FOR” ITEMS 1, 2 AND 3, AND IN ACCORDANCE WITH THE PROXIES’ BEST JUDGEMENT ON ANY SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE 2012 ANNUAL MEETING.

Please mark your votes as indicated in this example	☒

Management recommends a vote FOR Messrs. Megrue and Brock as class III directors.				Management recommends a vote “FOR” the advisory vote on Named Executive Officer Compensation.
	FOR	WITHHOLD	*EXCEPTIONS			FOR	AGAINST	ABSTAIN
1. ELECTION OF DIRECTORS Nominees:	☐	☐	☐	2.	Advisory Vote on Named Executive Officer Compensation	☐	☐	☐

01 John Megrue 02 Macon Brock
				Management recommends a vote “FOR” the independent registered public accounting firm.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)						FOR	AGAINST	ABSTAIN
*Exceptions				3.	Vote to Ratify Ernst & Young LLP as Independent Registered Public Accounting Firm for the fiscal year ending February 2, 2013.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

Signature	Signature	Date

You can now access your rue21, inc. account online.

Access your rue21, inc. account online via Investor ServiceDirect® (ISD).

The transfer agent for rue21, inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2011 Annual Report to Shareholders are available at:

http://www.rue21inc.com/annual-proxy.cfm

▼ FOLD AND DETACH HERE ▼

PROXY

rue21, inc.

2012 Annual Meeting of Stockholders – June 8, 2012
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Robert N. Fisch, Keith A. McDonough and Stacy B. Siegal, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of rue21, inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2012 Meeting of Stockholders of the Company to be held June 8, 2012 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Change/Comments
(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	WO# 20761	Fulfillment# 20769-1